UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to ss.240.14a-12

FLOWERS FOODS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Shareholder:

We would like to extend an invitation for you to join us at our annual meeting of shareholders on May 23, 2019 at 11:00 a.m., Eastern Time, at the Thomasville Municipal Auditorium in Thomasville, Georgia for the following purposes, as more fully described in this proxy statement:

1.	to elect as directors of the company the eight nominees identified in this proxy statement, each to serve for a term of one year;

2.	to hold an advisory vote on the compensation of the company’s named executive officers;

3.	to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for Flowers Foods, Inc. for the fiscal year ending December 28, 2019;

4.	to hold a vote on a shareholder proposal regarding the elimination of supermajority vote requirements, if properly presented at the annual meeting; and

to transact any other business as may properly come before the annual meeting and at any adjournment or postponement thereof.

In addition, Flowers Foods’ senior management team will report on the performance of the company and respond to questions from shareholders.

The company has implemented the “Notice and Access” rule of the Securities and Exchange Commission that permits companies to send their shareholders a notice that proxy materials are available — in electronic form on the Internet or in printed form by request — instead of mailing a printed proxy statement and annual report to every shareholder. By utilizing Notice and Access, we are able to speed delivery of the proxy materials, lower our distribution costs and reduce the environmental impact of proxy delivery. On or about April 9, 2019, we mailed to our shareholders a notice that contains instructions on how to access our 2019 proxy statement and 2018 annual report and vote online or to affirmatively elect to receive the proxy materials by mail.

Please carefully review the proxy materials. Your vote is important to us and to our business. We encourage you to vote using telephone or Internet voting prior to the annual meeting, so that your shares of Flowers Foods common stock will be represented and voted at the annual meeting even if you cannot attend. If you elected to receive paper copies of the proxy materials by mail, you may vote by signing, dating and mailing the proxy card in the envelope provided.

We hope to see you in Thomasville.

April 9, 2019

Thomasville, Georgia

George E. Deese	Allen L. Shiver
Non-Executive Chairman of the Board	President and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 23, 2019

Flowers Foods, Inc.’s 2019 proxy statement and 2018 annual report are available at www.proxyvote.com.

Notice of Annual Meeting of Shareholders

May 23, 2019

11:00 a.m., Eastern Time

Thomasville Municipal Auditorium, 144 East Jackson Street, Thomasville, Georgia

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of Flowers Foods, Inc. will be held on May 23, 2019 at 11:00 a.m., Eastern Time, at the Thomasville Municipal Auditorium, 144 East Jackson Street, Thomasville, Georgia for the following purposes:

(1)	to elect as directors of the company the eight nominees identified in this proxy statement, each to serve for a term of one year;

(2)	to hold an advisory vote on the compensation of the company’s named executive officers;

(3)	to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for Flowers Foods, Inc. for the fiscal year ending December 28, 2019;

(4)	to hold a vote on a shareholder proposal regarding the elimination of supermajority vote requirements, if properly presented at the annual meeting; and

to transact any other business as may properly come before the annual meeting and at any adjournment or postponement thereof; all as set forth in the proxy statement accompanying this notice.

Only record holders of issued and outstanding shares of our common stock at the close of business on March 21, 2019 are entitled to notice of, and to vote at, the annual meeting, or any adjournment or postponement thereof. A list of such shareholders will be open for examination by any shareholder at the annual meeting.

April 9, 2019

1919 Flowers Circle

Thomasville, Georgia 31757

By order of the Board of Directors,

Stephen R. Avera

Chief Legal Counsel

FLOWERS FOODS, INC. - 2019 Proxy Statement    3

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Proxy Summary

To assist you in reviewing Flowers Foods’ 2018 performance and executive compensation program, this summary highlights certain key elements of our financial performance and our proxy statement that are discussed in more detail elsewhere in these proxy materials. This summary does not contain all of the information that you should consider, and you should carefully review our Annual Report on Form 10-K for the fiscal year ended December 29, 2018 and the entire proxy statement before voting. Page references (“XX”) are supplied to help you find further information in this proxy statement.

2019 Annual Meeting of Shareholders

•	Date and Time: Thursday, May 23, 2019 at 11:00 a.m., Eastern Time

•	Location: Thomasville Municipal Auditorium, 144 East Jackson Street, Thomasville, Georgia

•	Record Date: March 21, 2019

Voting Matters and Board Recommendations (page 45)

	Board vote Recommendation	Page Reference (for more detail)
Election of Eight Director-Nominees	FOR each Director-Nominee	45
Advisory Vote on Executive Compensation	FOR	46
Ratification of Independent Registered Public Accounting Firm	FOR	47
Shareholder Proposal Regarding the Elimination of Supermajority Vote Requirements	AGAINST	49

Business Highlights

(For more details, please see our Annual Report on Form 10-K for the fiscal year ended December 29, 2018 filed with the Securities and Exchange Commission (the “SEC”) on February 20, 2019)

In fiscal 2018, Flowers Foods continued to execute on key strategic initiatives, including the following accomplishments during the year:

•	Realized continued growth from new product introductions: Nature’s Own Perfectly Crafted breads, a line of artisan-inspired, thick-sliced bakery breads, and Dave’s Killer Bread bagels and English muffins.

•	Acquired Canyon Bakehouse, LLC, a privately held, leading producer of gluten-free bakery foods.

•	Conducted a foundational consumer research study to inform and accelerate product innovation and engaged a leading consumer-focused advertising agency.

•	Refined its organizational structure to better align operating functions.

•	Activated a trade promotion management system to increase promotional effectiveness, enhance price realizations, and improve profitability.

•	Realized total gross savings above the upper end of the $38-million to $48-million target for fiscal 2018, primarily through a more efficient organizational structure and reduced spending on purchased goods and services.
•	Added a high-speed bun line to a Pennsylvania bakery and closed an inefficient bakery in Vermont.

•	Implemented working capital policies that improved the cash conversion cycle and generated incremental cash flow.

During 2018, the company continued to transition to an enhanced organizational structure announced in the second quarter of 2017. The new organizational structure is designed to emphasize brand growth and innovation in line with a national branded food company, drive enhanced accountability, reduce costs, strengthen long-term strategy and provide greater focus on the strategic initiatives under Project Centennial.

Financial highlights from the 52-week fiscal 2018 include:

•	Sales increased 0.8% to $3.952 billion.

•	Diluted earnings per share increased $0.03 to $0.74.

•	Adjusted diluted earnings per share increased $0.05 to $0.94.(1)

•	Net income increased 4.7% to $157.2 million.

•	Adjusted net income increased 5.8% to $198.1 million.(1)

•	Adjusted EBITDA decreased 8.5% to $411.5 million.(1)

•	Adjusted EBITDA margin was 10.4% of sales, as compared to 11.5% of sales in fiscal 2017.(1)

(1)

Adjusted EBITDA, adjusted EBITDA margin, adjusted diluted earnings per share and adjusted net income differ from the measures reported under U.S. generally accepted accounting principles (“GAAP”). See Annex A for a reconciliation of non-GAAP financial measures to the nearest financial measure reported under GAAP.

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Governance of the Company (page 17)

•	Director Independence — Pursuant to our corporate governance guidelines, the nominating/corporate governance committee and the board of directors are required to annually review the independence of each director and director-nominee. The purpose of this annual review is to determine whether each director meets the applicable criteria for independence under the rules and regulations of the SEC, the New York Stock Exchange Listed Company Manual (“NYSE Rules”) and our corporate governance guidelines. Only those directors who meet the applicable criteria for independence and the board of directors affirmatively determines to have no direct or indirect material relationship with the company are considered independent directors. Additional guidelines apply to the members of the audit committee under the SEC rules and regulations and NYSE Rules.

•	Board Leadership Structure — George E. Deese, our former chairman and chief executive officer, now serves as non-executive chairman of the board of directors. In fiscal 2018, Benjamin H. Griswold, IV was reappointed to serve as presiding director. With the active participation by all of our directors, including 8 independent directors, we believe that the board leadership structure best positions Flowers to benefit from the respective strengths of our chief executive officer, non-executive chairman of the board of directors and presiding director.

Directors (page 15)

Name	Age	Director since	Experience	Independent	Committee Memberships	Other Company Boards
George E. Deese	73	2004	Retired Chairman and Chief Executive Officer of Flowers Foods	Yes	—	—
Rhonda Gass	55	2016	Vice President and Chief Information Officer of Stanley Black & Decker	Yes	Audit and Finance Committees	—
Benjamin H. Griswold, IV	78	2005	Partner and Chairman of Brown Advisory; retired Senior Chairman of Deutsche Bank Securities	Yes	Nominating/Corporate Governance and Compensation Committees	W.P. Carey Inc.
Margaret G. Lewis	65	2014	Former President of Hospital Corporation of America’s Capital Division	Yes	Audit and Finance Committees	Federal Reserve Bank of Richmond; W.P. Carey Inc.
Amos R. McMullian(1)	81	2001	Chairman Emeritus of Flowers Foods; retired Chairman of the Board and Chief Executive Officer of Flowers Foods	No	—	—
Allen L. Shiver(2)	63	2013	President and Chief Executive Officer of Flowers Foods	No	—	—
David V. Singer	63	2010	Retired Chief Executive Officer of Snyder’s Lance, Inc.	Yes	Nominating/Corporate Governance and Compensation Committees	SPX Flow, Inc.; Brunswick Corporation; Hanesbrands, Inc.
James T. Spear	64	2015	Retired Executive Vice President and Chief Financial Officer of Cadence Health	Yes	Audit and Finance Committees	The Trust Company of Illinois
Melvin T. Stith, Ph.D.	72	2004	President, Norfolk State University; former Dean Emeritus, Whitman School of Management, Syracuse University	Yes	Nominating/Corporate Governance and Compensation Committees	Synovus Financial Corp.; Aflac Incorporated
C. Martin Wood III	75	2001	Partner of Wood Associates; retired Senior Vice President and Chief Financial Officer of Flowers Foods	Yes	Audit and Finance Committees	Archbold Medical Center; Archbold Foundation

(1)	Mr. McMullian’s term as director will expire upon his retirement effective at the 2019 annual meeting of shareholders.
(2)

On February 19, 2019, the company announced that Mr. Shiver will retire from his positions as president and chief executive officer of the company and a member of the board of directors of the company, effective as of the 2019 annual meeting of shareholders.

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2018 Executive Compensation (page 27)

2018 Compensation Developments

Under the established executive compensation program, our named executive officers earned the following compensation based upon 2018 performance:

•	Payment of cash bonuses at 25.6% of Target Bonus Percentage under our bonus plan, based upon the achievement of 85.12% of the target performance goal.

•	Vesting in 2019 of the TSR-Based Performance-Contingent Restricted Stock Award issued in 2017 at 153.0% of target as a result of the company’s TSR from January 1, 2017 through each of the last four quarters ended December 29, 2018, placing in the 95th percentile, in the 79th percentile, in the 53rd percentile, and in the 63rd percentile for the respective quarters of the companies in the TSR Peer Group (as defined below). We ended the two-year performance period with cumulative TSR of negative 0.7%.

•	Vesting in 2019 of the ROIC Performance-Contingent Restricted Stock Award issued in 2017 at 75.0% of target as a result of the company’s return on invested capital during the two-year performance period ended December 29, 2018 exceeding the company’s “weighted average cost of capital” by 275 basis points.

Summary of Our Compensation Practices (page 28)

Practices We Have Adopted	Practices We Do Not Engage In

•  Moderate pay targeted to the size-adjusted 50th percentile of market data

•  Long-term incentives that are performance-based as well as service-based

•  Multiple performance measures used in incentive plans

•  Capped incentives

•  Clawback policy

•  Stock ownership guidelines for executives and outside directors and share retention requirements for executives

•  Moderate change of control severance arrangements

•  Double-trigger equity vesting upon a change of control

•  Annual review of tally sheets by the compensation committee

•  Incentives that are risk-mitigated through plan design and administration

•  Compensation committee comprised solely of independent directors

•  Independent compensation consultant who reports directly to the compensation committee

•  Anti-hedging policy for executives and outside directors

•  Employment agreements

•  Dividend equivalents on unvested performance shares

•  Income tax gross-ups

•  Excise tax gross-ups on change of control severance

•  Backdating or repricing of stock options

•  Pension credited service for years not worked

•  Perquisites are not provided

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2018 Executive Compensation Summary (page 36)

Named Executive Compensation

Set forth below is a summary of the 2018 compensation for each named executive officer of the company as determined under applicable SEC rules and regulations (the “Named Executives”). Stock awards made in 2018 are performance-contingent and are established at market levels based on the industry survey data discussed under “Executive Compensation — Compensation Discussion and Analysis — Compensation Benchmarking” on page 30. All other compensation consists solely of employer contributions to retirement plans, as we offer no perquisites to our Named Executives. The information below should be read in connection with the explanatory information contained on page 27 under “Executive Compensation — Compensation Discussion and Analysis” and page 36 under “Executive Compensation — Summary Compensation Table,” and is qualified in its entirety by reference to such information.

Name and Principal Position	Salary ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Allen L. Shiver President and Chief Executive Officer	1,000,000	0	281,600	35,728	89,553	1,406,881
R. Steve Kinsey Chief Financial Officer and Chief Administrative Officer	572,308	0	117,209	19,479	45,440	754,436
Bradley K. Alexander President, Fresh Packaged Bread Business Unit	540,000	0	96,768	37,858	42,827	717,453
Stephen R. Avera Chief Legal Counsel	484,230	0	86,774	5,804	37,094	613,902
D. Keith Wheeler Chief Sales Officer	455,424	0	81,611	1,857	34,864	573,756

2018 Executive Total Compensation Mix (page 28)

The information below should be read in connection with the explanatory information beginning on page 28 under “Executive Compensation — Compensation Discussion and Analysis — Mix of Compensation Opportunity,” and is qualified in its entirety by reference to such information.

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FLOWERS FOODS, INC.

1919 Flowers Circle

Thomasville, Georgia 31757

PROXY STATEMENT FOR THE ANNUAL MEETING

OF SHAREHOLDERS TO BE HELD MAY 23, 2019

This proxy statement and the accompanying form of proxy are being furnished to the shareholders of Flowers Foods, Inc. on or about April 9, 2019 in connection with the solicitation of proxies by the board of directors for use at the annual meeting of shareholders to be held on May 23, 2019 at 11:00 a.m., Eastern Time, at the Thomasville Municipal Auditorium, 144 East Jackson Street, Thomasville, Georgia, and any adjournment or postponement thereof.

QUESTIONS AND ANSWERS ABOUT

THE ANNUAL MEETING AND VOTING

What is the purpose of the annual meeting?

At the annual meeting, shareholders will:

(1)	vote to elect as directors of the company the eight nominees identified in this proxy statement, each to serve for a term of one year;

(2)	hold an advisory vote on compensation of the Named Executives;

(3)	vote on the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for Flowers Foods for the fiscal year ending December 28, 2019; and
(4)	hold a vote on a shareholder proposal regarding the elimination of supermajority vote requirements, if properly presented at the annual meeting.

The shareholders will also transact any other business that may properly come before the annual meeting and any adjournment or postponement of the annual meeting. In addition, Flowers Foods’ senior management team will report on the performance of the company and respond to questions from shareholders.

How do I attend the annual meeting in person?

Important note: If you plan to attend the annual meeting, you must follow these instructions to gain admission.

Pre-registration is required for attendance at the 2019 annual meeting, and you must be a Flowers Foods shareholder to register. The deadline for registration is May 20, 2019. All attendees will be required to present a valid, government-issued photo ID, such as a passport or driver’s license, to gain admission.

Please visit www.flowersfoods.com, and click on Shareholders Meeting Pre-registration.

How does the board of directors recommend that I vote on each proposal?

The board of directors recommends that you vote:

•	“FOR” the election of all the director-nominees to serve as directors until the 2020 annual meeting of shareholders;

•	“FOR” the approval, on an advisory basis, of the compensation of the Named Executives;
•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2019; and

•	“AGAINST” the shareholder proposal regarding the elimination of supermajority vote requirements, if properly presented at the annual meeting.

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QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What is a proxy?

A proxy is your legal designation of another person to vote the shares of Flowers Foods common stock you own as of the record date for the annual meeting. If you appoint someone as your proxy in a written document, that document is also called a proxy or a proxy card. We have designated three of our executive officers as proxies for the annual meeting. These three officers are Allen L. Shiver, our president and chief executive officer, R. Steve Kinsey, our chief financial officer and chief administrative officer, and Stephen R. Avera, our chief legal counsel.

Are the proxy materials available electronically?

Yes. Under SEC rules and regulations, Flowers Foods is making this proxy statement and its 2018 annual report available to its shareholders electronically on the Internet at www.proxyvote.com. On or about April 9, 2019, we mailed to our shareholders a notice (the “Notice”) containing instructions on how to access this proxy statement and our 2018 annual report online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Rather, the

Notice instructs you on how to access and review all of the important information contained in this proxy statement and our 2018 annual report on the Internet. The Notice also instructs you on how you may submit your proxy vote over the Internet.

If you received a Notice by mail but would like to receive a printed copy of this proxy statement and our 2018 annual report, please follow the instructions contained on the Notice.

Who can vote?

To be eligible to vote, you must have been a shareholder of record of the company’s common stock at the close of business on March 21, 2019, which is the record date for the annual meeting. There were

211,449,535 shares of our common stock outstanding and entitled to vote on the record date.

How many votes do I have?

You are entitled to one vote on each of the eight director-nominees, and one vote on each other matter to be voted upon at the annual meeting, for each share of common stock you held on the record date for the annual meeting. For example, if you owned 100 shares of our common stock on the record date, you would be entitled to 100 votes for each of the eight director-nominees and for each other matter to be voted upon at the annual meeting.

How do I vote?

You can vote in the following ways:

•	Voting by Mail. If you elect to receive your proxy materials by mail, you may vote by completing and signing the enclosed proxy card and promptly mailing it in the enclosed postage-paid envelope. The envelope does not require additional postage if you mail it within the United States.

•	Internet Voting. If you have Internet access, you may vote your shares from any location in the world by following the “Vote by Internet” instructions set forth on the Notice or the proxy card.

•	Telephone Voting. You may authorize the voting of your shares by following the “Vote by Telephone” instructions set forth on the proxy card.

•	Vote at the Meeting. If you attend the annual meeting and you are a registered shareholder, you may vote by delivering your completed proxy card in person or you may vote by completing a ballot, which will be available at the annual meeting. If your shares are held in “street name” through a bank, broker or other record holder, to be eligible to vote your shares in person, you must obtain a legal proxy from your bank, broker or other record holder that specifies the number of shares you owned on the record date and bring the legal proxy with you to the annual meeting.

By executing and returning your proxy (either by returning the proxy card or by submitting your proxy electronically by the Internet or telephone), you appoint Allen L. Shiver, R. Steve Kinsey and Stephen R. Avera to represent you at the annual meeting and to vote your shares at the annual meeting in accordance with your voting instructions. The Internet and telephone voting procedures are designed to authenticate shareholder identities, allow shareholders to give voting instructions and confirm that shareholders’ instructions have been recorded properly. Any shareholder voting by Internet or telephone should understand that there may be costs associated with electronic access, like usage charges from Internet access and telephone or cable service providers, that must be paid by the shareholder.

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QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

If I am a registered shareholder, what if I do not give any instructions on a particular matter described in this proxy statement when voting by mail?

Registered shareholders should specify their choice for each matter on the proxy card. If no specific instructions are given, proxies that are signed and returned will be voted:

•	“FOR” the election of each director-nominee, the approval, on an advisory basis, of the compensation of the Named Executives and the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2019; and

•	“AGAINST” the shareholder proposal regarding the elimination of supermajority vote requirements.

Can I change my vote after I have mailed my proxy card or after I have authorized the voting of my shares by Internet or telephone?

Yes. You can change your vote and revoke your proxy at any time before the polls close at the annual meeting by doing any one of the following things:

•	signing and delivering to our corporate secretary another proxy with a later date;

•	giving our corporate secretary a written notice before or at the annual meeting that you want to revoke your proxy; or

•	voting in person at the annual meeting.

Your attendance at the annual meeting alone will not revoke your proxy.

How do I vote my 401(k) shares?

If you participate in the Flowers Foods, Inc. 401(k) Retirement Savings Plan (the “401(k) Plan”) and you received the Notice, you may vote by the Internet or telephone as previously described in this proxy statement. If you elect to receive your proxy materials by mail, you may vote by completing and signing the enclosed proxy card and promptly mailing it in the enclosed postage-paid envelope. In addition, if you received a Notice by mail but would like to receive a printed copy of this proxy statement and our 2018 annual report, please follow the instructions contained on the Notice. By voting, you will direct Great-

West Trust Company, LLC, as trustee of the 401(k) Plan (the “Trustee”), how to vote the shares of Flowers Foods common stock allocated to your account. Any unvoted or unallocated shares will be voted by the Trustee in the same proportion on each proposal as the Trustee votes the shares of common stock credited to the 401(k) Plan participants’ accounts for which the Trustee receives voting instructions from the 401(k) Plan participants. The number of shares you are eligible to vote is based on the number of shares of Flowers Foods common stock in your account on the record date for the annual meeting.

Can I vote if my shares are held in “street name” by a bank, broker or other record holder?

If your shares of Flowers Foods common stock are held in “street name” by a bank, broker or other record holder, you will receive instructions from the registered holder that you must follow in order for your shares to be voted for you by that bank, broker or other record holder. Internet and telephone voting are offered to shareholders who own their shares of Flowers Foods common stock through certain banks and brokers.

The election of directors (Proposal I), the advisory vote on the compensation of the Named Executives (Proposal II), and the shareholder proposal regarding the elimination of supermajority vote requirements, if properly presented at the annual meeting (Proposal IV), are considered non-discretionary matters under applicable NYSE Rules. A broker or other nominee cannot vote without instructions on non-discretionary matters, and therefore there may be broker “non-votes” on Proposal I, Proposal II, and Proposal IV. The ratification of the appointment of our independent registered public accounting firm for the fiscal year ending December 28, 2019 (Proposal III) is considered a discretionary matter under applicable NYSE Rules, and a broker or other nominee may (but is not required to) vote “FOR” Proposal III without instructions. Accordingly, it is important that you follow the voting instructions sent to you by the registered holder of your shares held in “street name” if you want your vote to be counted.

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QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

How will abstentions be treated?

Abstentions will be counted as present in determining whether the quorum requirement is satisfied, but will not be included in vote totals and will not affect the outcome of the vote with respect to Proposals I, II, III and IV.

What constitutes a quorum?

The holders of at least a majority of the shares of our common stock entitled to vote at the annual meeting are required to be present in person or represented by proxy to constitute a quorum for the transaction of business at the annual meeting. Abstentions and broker “non-votes” will be counted as present in determining whether the quorum requirement is satisfied. The aggregate number of votes cast by all shareholders present in person or represented by proxy at the annual meeting, whether those shareholders vote for or against the proposals, and the total number of votes cast for each of these proposals will be counted for purposes of determining whether the proposals have been approved by the shareholders.

What if a quorum is not present at the meeting?

If a quorum is not present at the scheduled time of the annual meeting, we may adjourn or postpone the annual meeting until a quorum is present. The time and place of the adjourned or postponed annual meeting will be announced at the time the adjournment or postponement is taken, and, unless such adjournment or postponement is for more than 120 days, no other notice will be given. An adjournment or postponement will not affect the business that may be conducted at the annual meeting.

What vote is required for each matter to be voted upon at the annual meeting?

•	With regard to Proposal I, each of the eight nominees for director who receive a majority of the votes cast at the meeting in person or by proxy will be elected (meaning the number of shares voted “FOR” a director-nominee must exceed the number of shares voted “AGAINST” that director-nominee), subject to the board of directors’ existing policy regarding resignations by directors who do not receive a majority of “FOR” votes, which is described in our corporate governance guidelines.

•	Approval of Proposals II, III and IV require the affirmative vote of the holders of a majority of the shares of our common stock present at the meeting in person or by proxy.

How will broker “non-votes” be treated?

Broker “non-votes” will be counted as present in determining whether the quorum requirement is satisfied, but will not be included in vote totals and generally will not affect the outcome of the vote. A “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a proposal because the nominee has not received instructions from the beneficial owner and does not have discretionary power to vote.

In order for your shares to be voted on all matters presented at the annual meeting, including the election of directors, we urge all shareholders whose shares are held in street name by a bank, broker or other record holder to provide voting instructions to the bank, broker or other record holder.

Will any other business be conducted at the annual meeting or will other matters be voted on?

At this time, the board of directors does not know of any other business to be brought before the annual meeting, but if any other business is properly brought before the annual meeting, the persons named as proxies, Messrs. Shiver, Kinsey and Avera, will exercise their judgment in deciding how to vote or otherwise act at the annual meeting with respect to that matter or proposal.

Where can I find the voting results from the annual meeting?

We will report the voting results from the annual meeting on a Current Report on Form 8-K, which we expect to file with the SEC on or before May 30, 2019.

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QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

How and when may I submit a shareholder proposal for the 2020 annual meeting?

For information on how and when you may submit a shareholder proposal for the 2020 annual meeting, please refer to the section entitled “2020 Shareholder Proposals” in this proxy statement.

Who pays the costs of soliciting proxies?

We will pay the cost of soliciting proxies. We have engaged Morrow Sodali LLC to assist in the solicitation of votes for a fee of $9,500, plus out-of-pocket expenses. In addition, our directors and officers may solicit proxies in person, by telephone or facsimile, but will not receive additional compensation for these services. Brokerage houses, nominees, custodians and fiduciaries will be requested to forward soliciting material to beneficial owners of common stock held of record by them, and we will reimburse those persons for their reasonable expenses in doing so.

How can I obtain an Annual Report on Form 10-K?

The Notice, this proxy statement and our 2018 annual report are available on the Internet at www.proxyvote.com. You may also receive a copy of our 2018 annual report free of charge by sending a written request to Flowers Foods, Inc., 1919 Flowers Circle, Thomasville, Georgia 31757, Attention: Shareholder Relations Department.

If you elected to receive your proxy materials by mail, a copy of our 2018 annual report, which includes our Annual Report on Form 10-K and our financial statements for the fiscal year ended December 29, 2018, is included in the mailing of this proxy statement.

The annual report does not form any part of the material for the solicitation of proxies.

Can I elect to receive future notices and proxy materials electronically?

Yes. If you are a registered shareholder or if you participate in the 401(k) Plan, go to the company’s website, www.flowersfoods.com, and follow the instructions for signing up for electronic delivery of proxy materials. Those shareholders signing up for this service will receive all future proxy materials, including the Notice, proxy statement and annual report electronically. Please call Lisa Hay, our manager of shareholder relations, at (229) 226-9110, if you need assistance.

If you hold your shares in a brokerage account or bank you may also have the opportunity to receive these documents electronically. Please contact your brokerage service, bank or financial advisor to make arrangements for electronic delivery of your proxy materials.

Who should I contact if I have any questions?

If you have any questions about the annual meeting or your ownership of our common stock, please contact Lisa Hay, our manager of shareholder relations, at the above address or by calling (229) 226-9110.

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DIRECTORS AND CORPORATE GOVERNANCE

DIRECTORS AND CORPORATE GOVERNANCE

Directors

Below is certain information about our directors, their principal occupation, business experience as well as other matters, and the board of directors’ assessment of their individual qualifications to serve on our board of directors. Each of the individuals named below, with the exception of Messrs. McMullian and Shiver, has been nominated to serve as a director until the 2020 annual meeting of shareholders. On October 10, 2018, Mr. Shields died unexpectedly. In addition, Messrs. McMullian and Shiver’s terms as directors will expire upon their retirement effective at the 2019 annual meeting of shareholders. The company would like to express its genuine gratitude for Messrs. McMullian’s, Shields’ and Shiver’s extended service to the company and its shareholders. Effective at the time of such retirement, the size of the board of directors will be reduced to eight.

George E. Deese, age 73, served as executive chairman of the board of directors of the company from May 22, 2013 until he retired December 31, 2014 and continues to serve as non-executive chairman. Mr. Deese was chief executive officer of Flowers Foods from January 2004 until May 2013. Mr. Deese has served as a director of Flowers Foods since June 2004 and chairman of the board of directors since January 1, 2006. Previously, he served as president and chief operating officer of Flowers Foods from May 2002 to January 2004 and as president and chief operating officer of Flowers Bakeries, the company’s core business division, from 1983 to May 2002. Mr. Deese joined the company in 1964. He previously served as a board member of the Grocery Manufacturers of America (GMA), and previously served as a trustee of the Georgia Research Alliance. Mr. Deese previously served as chairman of the American Bakers Association (ABA) and on the ABA board and executive committee. He previously served as vice chairman of the board for Quality Bakers of America (QBA) and as a member of the QBA board for 15 years. Mr. Deese has gained extensive operational and financial experience as an executive in various capacities during his 54-year career with the company.

Rhonda Gass, age 55, has served as vice president and chief information officer for Stanley Black & Decker since 2012 and was named an executive officer of the company the same year. Mrs. Gass is responsible for Stanley Black & Decker’s comprehensive and cross business unit IT strategy, delivery and support, and security infrastructure. She also leads the functional transformation activities for the company, focusing on effectiveness and efficiency. Previously, she was vice president of strategy, technology, and governance for Dell, where she worked for 12 years in positions of increasing scope and responsibility. Ms. Gass brings extensive strategic and information technology experience to the board of directors.

Margaret G. Lewis, age 65, is the retired president of HCA’s Capital Division, which includes facilities in northern, central and southwestern Virginia, New Hampshire, Indiana and Kentucky. She began her career with HCA in 1978 and held several positions in nursing management and quality management before becoming chief nursing officer of HCA’s Richmond Division in 1997. Ms. Lewis became chief operating officer of CJW Medical Center in 1998 and chief executive officer in 2001. She is a registered nurse and a fellow with the American College of Healthcare Executives. Ms. Lewis has served as a director of the Federal Reserve Bank of Richmond since September 2013, as a director of Flowers Foods since May 2014, and as a director of W.P. Carey Inc. (NYSE) since 2017. She previously served as a director of Smithfield Foods from 2011 to 2013. Ms. Lewis brings extensive leadership experience and management skills to the board of directors. Her variety of senior management roles provides expertise in executive decision-making and strategic planning.

David V. Singer, age 63, is the retired chief executive officer of Snyder’s-Lance, Inc. (NASDAQ), a position he served in from 2010, following the merger of Lance, Inc. and Snyder’s of Hanover, Inc, to 2014. He previously served as the president and chief executive officer of Lance, Inc. from 2005 until the merger with Snyder’s in 2010. He was the executive vice president and chief financial officer of Coca-Cola Bottling Co. Consolidated, Charlotte, NC, from 2001 until 2005 and vice president and chief financial officer of Coca-Cola Bottling Co. Consolidated from 1987 until 2001. Mr. Singer was a director of Snyder’s-Lance, Inc. from 2010 to 2014 and previously served as a director of Lance, Inc. from 2003-2010. He joined Flowers Foods’ board of directors on January 1, 2010. Mr. Singer was elected as a director of SPX Flow, Inc. (NYSE) in 2015, having served previously as a director of its former parent company, SPX Corporation (NYSE) since 2013. He also has served as a director of Brunswick Corporation (NYSE) and as a director of Hanesbrands, Inc. (NYSE) since 2014. Mr. Singer has management and financial experience as well as operational and financial experience as the chief executive officer of a publicly traded consumer products company.

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DIRECTORS AND CORPORATE GOVERNANCE

Benjamin H. Griswold, IV, age 78, is partner and chairman of Brown Advisory. Mr. Griswold retired in February 2005 as senior chairman of Deutsche Bank Securities, a position he had held since 1999. Prior to that time, Mr. Griswold held several positions with Alex. Brown & Sons, ultimately being elected the firm’s chairman of the board. Following the merger of Alex. Brown and Bankers Trust New York, he became senior chairman of BT Alex. Brown, which was acquired by Deutsche Bank in 1999. Mr. Griswold also served on the board of the New York Stock Exchange, completing his term in 1999. He has been non-executive chairman of W.P. Carey Inc. (NYSE) since 2012 and a director since 2006. Previously he served as a director of Stanley Black & Decker, Inc. (NYSE) from 2001 until his retirement from the board effective April 20, 2016, and is a trustee emeritus of Johns Hopkins University. Mr. Griswold has extensive experience in investment banking, corporate finance and strategic planning.

C. Martin Wood III, age 75, has been a partner in Wood Associates, a private investment firm, since January 2000. He retired as senior vice president and chief financial officer of Flowers Industries, Inc. on January 1, 2000, a position that he had held since 1978. Mr. Wood has served as a director of Flowers Foods since March 2001 and he previously served as a director of Flowers Industries, Inc. from 1975 until March 2001. Mr. Wood joined the company in 1970. Mr. Wood also serves as senior active trustee on the board of Archbold Medical Center and as a trustee for the Archbold Foundation. Mr. Wood has a high degree of financial literacy and extensive knowledge of the company gained through his 48 years of service with the company, 22 of which he served as its chief financial officer.

RETIRING DIRECTORS

Amos R. McMullian, age 81, chairman emeritus of Flowers Foods, retired as chairman of the board of directors of Flowers Foods effective January 1, 2006, a position he had held since November 2000. He previously served as chief executive officer of Flowers Foods from November 2000 to January 2004. Mr. McMullian previously served as chairman of the board of directors of Flowers Industries, Inc. from 1985 until March 2001 and as its chief executive officer from 1981 until March 2001. Mr. McMullian previously served on the board of directors of Hughes Supply (2001-2006). Mr. McMullian has extensive operational and financial experience as an executive in various capacities during his 55-year career with the company, 24 years of which he served as the chief executive officer. Mr. McMullian joined the company in 1963

James T. Spear, age 64, joined the company’s board of directors on January 1, 2015. Mr. Spear is the retired executive vice president and chief financial officer of Cadence Health, where he served from 2006 to 2012. Prior to that Mr. Spear served as vice president finance at Keebler Foods and also operated an independent advisory and consulting business. Since his retirement, Mr. Spear has periodically engaged in various consulting activities. Mr. Spear also currently serves on the board of directors of both The Trust Company of Illinois and The Trinity Forum. He also serves on the board of advisors to the Wheaton College Center for Faith, Politics, and Economics, where he also serves as an adjunct professor. Since 2013, the National Association of Corporate Directors has designated Mr. Spear as a Board Leadership Fellow. Mr. Spear has extensive food and health care industry, and leadership experience with public and private companies along with expertise in acquisitions and divestitures, financial reporting and auditing, corporate finance, risk management, information technology, investor relations, and strategic planning.

Melvin T. Stith, Ph.D., age 72, is president of Norfolk State University. He previously served as dean emeritus of the Whitman School of Management at Syracuse University in New York. From June 2013 until he retired in December 2015, he was professor of marketing at the Whitman School of Management. He previously served as dean of the Whitman School of Management from 2005 to 2013. Prior to that time, he was dean of the College of Business at Florida State University and the Jim Moran Professor of Business Administration. He also is a director of Synovus Financial Corp. (NYSE) (1998-present) and Aflac Incorporated (NYSE) (2012-present). Dr. Stith previously served as a director of Keebler Foods Company from 1999 to 2001. He has served as a director of Flowers Foods since July 2004. Dr. Stith has a significant background in marketing and accounting, has a high level of financial literacy and brings a unique academic perspective to the board of directors.

Allen L. Shiver, age 63, has served as president, chief executive officer, and director of the company since May 22, 2013. Mr. Shiver was president of Flowers Foods from January 2010 to May 22, 2013, and previously served as executive vice president and chief marketing officer of Flowers Foods from May 2008 to 2009. Mr. Shiver served as president and chief operating officer of Flowers Foods Specialty Food Group from 2003 until 2008 and as president and chief operating officer of Flowers Snack from 2002 to 2003. Prior to these positions, Mr. Shiver served as bakery president, regional vice president, and executive vice president of operations. He joined the company in 1978. Mr. Shiver is an American Bakers Association (ABA) board member and has served as ABA’s chairman of the board. He currently serves as co-chair of the Grain Foods Foundation Board of Trustees and on the Grocery Manufacturers Association’s President’s Advisory Council and Industry Affairs Council.

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DIRECTORS AND CORPORATE GOVERNANCE

CORPORATE GOVERNANCE

General

We believe that good corporate governance is essential to ensure that the company is effectively managed for the long-term benefit of our shareholders. We have thoroughly reviewed our corporate governance policies and practices and compared them with those recommended by corporate governance advisors and the policies and practices of other publicly-held companies.

Based upon this review we have adopted the following corporate governance documents:

•	Corporate Governance Guidelines

•	Audit Committee Charter

•	Compensation Committee Charter

•	Nominating/Corporate Governance Committee Charter

•	Finance Committee Charter
•	Code of Business Conduct and Ethics for Officers and Members of the Board of Directors

•	Stock Ownership Guidelines for Executive Officers and Non-Employee Directors

•	Flowers Foods, Inc. Employee Code of Conduct

•	Disclosure Policy

You can access the full text of all these corporate governance documents on our website at www.flowersfoods.com by clicking on the “Investor Center” tab and selecting “Corporate Governance.” You can also receive a copy of these documents by writing to Flowers Foods, Inc., 1919 Flowers Circle, Thomasville, Georgia 31757, Attention: Shareholder Relations Department.

Determination of Independence

Pursuant to our corporate governance guidelines, the nominating/corporate governance committee and the board of directors are required to annually review the independence of each director and director-nominee. During this review, transactions and relationships among each director and director-nominee or any member of his or her immediate family and the company are considered, including, among others, all commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships and those reported in this proxy statement under the section entitled “Transactions with Management and Others.” In addition, transactions and relationships among directors or director-nominees or their affiliates and members of senior management and their affiliates are examined.

The purpose of this annual review is to determine whether each director and director-nominee meets the applicable criteria for independence in accordance with the SEC rules and regulations, NYSE Rules and our corporate governance guidelines. Only those directors who meet the applicable criteria for independence and the board of directors affirmatively determines to have no direct or indirect material relationship with the company are considered independent directors.

As part of our corporate governance guidelines, we have adopted categorical standards, which provide that certain relationships will be considered material relationships and will preclude a director’s independence. Under these standards, an “independent” director is one who:

•	has not been employed by the company or any of its subsidiaries or affiliates, or whose immediate family member has not been employed as an executive officer by the company, within the previous three years;

•	does not, or whose immediate family member does not, receive more than $120,000 per year in direct compensation from the company, other than director and committee fees and pension or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service (such person is presumed not to be “independent” until three years after he or she (or their immediate family member) ceases to receive more than $120,000 per year in such compensation); provided that compensation received by an immediate family member for service as an employee of the company (other than as an executive officer) need not be considered;

•	is not affiliated with or employed by, or whose immediate family member is not affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the company (such person is not “independent” until three years after the end of either the affiliation or the auditing relationship);

•	is not employed, or whose immediate family member is not employed, as an executive officer of another company where any of Flowers Foods’ present executives serve on such other company’s compensation committee (such person is not “independent” until three years after the end of such service or the employment relationship); and

•	is not a current employee, or whose immediate family member is not a current executive officer, of a company that has made payments to, or received payments from, Flowers Foods for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

The nominating/corporate governance committee and the board of directors conducted the required annual independence review in February 2019. Upon the recommendation of the nominating/corporate governance committee, the board of directors affirmatively determined that a majority of our directors and director- nominees are independent of the company and its management as required by the SEC rules and regulations, NYSE Rules and our corporate governance guidelines. Mr. Shields, who served as a director until his unexpected death in October 2018, together with Messrs. Deese, Griswold, Singer, Spear and Wood, Dr. Stith and Mses. Lewis and Gass are independent directors and director-nominees, as applicable. Mr. McMullian is considered an inside director because of the proximity of his son’s employment with the company as chief operating officer (and his

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DIRECTORS AND CORPORATE GOVERNANCE

appointment as president and chief executive officer, effective as of the 2019 annual meeting of shareholders) and Mr. Shiver is an inside director because he is currently the president and chief executive officer of the company. In determining the independence of Mr. Deese and Mr. McMullian, the board of directors considered the employment by the company of each of these director’s family members. Each director and director-nominee abstained from voting on his or her own independence.

The foregoing discussion of director independence is applicable only to service as a member of the board of directors, the compensation committee and the nominating/corporate governance committee. Additional guidelines apply to the members of the audit committee under the SEC rules and regulations and NYSE Rules.

Presiding Director

Pursuant to our corporate governance guidelines, the board of directors created the position of “presiding director,” whose primary responsibilities are to preside over periodic executive sessions of the board of directors in which non-independent directors and other members of management do not participate and to:

•	serve as the liaison between the chairman of the board of directors and the independent, non-management directors of the company;

•	oversee information sent by the company to directors;

•	review meeting agendas and schedules for the board of directors;
•	call meetings of the independent, non-management directors; and

•	be available for consultation and director communication with shareholders.

Each year at the meeting of the board of directors following the annual meeting, a presiding director is appointed among the independent directors to serve until the company’s annual meeting of shareholders the following year. On May 24, 2018, Benjamin H. Griswold, IV was reappointed to serve as the presiding director until the 2019 annual meeting of shareholders.

The Board of Directors and Committees of the Board of Directors

In accordance with the company’s amended and restated bylaws, the board of directors has set the number of members of the board of directors at ten. Mr. McMullian, who has served as a member of the board of directors since 2001, and Mr. Shiver, who has served as a member of the board of directors since 2013, have not been nominated for reelection. The terms for each of Messrs. McMullian and Shiver will expire upon their retirement effective at the 2019 annual meeting of shareholders. Pursuant to the company’s amended and restated bylaws and resolutions adopted by the board of directors, the size of the board of directors will be set at eight immediately following the 2019 annual meeting of shareholders. The board of directors held thirteen meetings in fiscal 2018, and no incumbent director attended fewer than 75% of the aggregate of:

•	the total number of meetings of the board of directors held during the period for which he or she has been a director; and

•	the total number of committee meetings held by all committees of the board of directors on which he or she served during the periods that he or she served.

The board of directors has established several standing committees: an audit committee, a nominating/corporate governance committee, a compensation committee and a finance committee. The board of directors has adopted a written charter for each of these committees, all of which are available on the company’s website at www.flowersfoods.com.

The following table describes the current members of each of the committees and the number of meetings held during fiscal 2018:

	Audit Committee	Nominating/Corporate Governance Committee	Compensation Committee	Finance Committee
George E. Deese*
Rhonda Gass*	X			X
Benjamin H. Griswold, IV*		Chair	X
Margaret G. Lewis*	X			X
Amos R. McMullian(1)
Allen L. Shiver(1)
David V. Singer*		X	Chair
James T. Spear*	Chair			X
Melvin T. Stith, Ph.D.*		X	X
C. Martin Wood III*	X			Chair
NUMBER OF MEETINGS	9	4	4	4
*	Independent Directors
(1)	Messrs. McMullian and Shiver’s terms as director will expire upon their retirement effective at the 2019 annual meeting of shareholders.

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DIRECTORS AND CORPORATE GOVERNANCE

Audit Committee

Under the terms of its charter, the audit committee represents and assists the board of directors in fulfilling its oversight responsibilities with respect to:

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the independent registered public accounting firm’s qualifications and independence; and

•	the performance of the company’s internal audit function and the independent registered public accounting firm.

The audit committee’s duties and responsibilities include:

•	responsibility for overseeing our financial reporting process on behalf of the board of directors;

•	direct responsibility for the appointment, retention, termination, compensation and oversight of the work of the independent registered public accounting firm employed by the company, which reports directly to the committee, and sole authority to pre-approve all services to be provided by the independent registered public accounting firm;

•	review and discussion of our annual audited financial statements and quarterly financial statements with management and our independent registered public accounting firm;

•	review of the internal audit function’s organization, plans and results and of the qualifications and performance of our independent registered public accounting firm (our internal audit function and its compliance officer report directly to the audit committee);
•	review with management and our independent registered public accounting firm the effectiveness of our internal controls;

•	review with management any material legal matters and the effectiveness of our procedures to ensure compliance with our legal and regulatory responsibilities, including the monitoring of our whistle-blower hotline;

•	discussion of guidelines and policies with respect to risk assessment and risk management to assess and manage the company’s exposure to risk; and

•	oversight of the company’s enterprise risk management activities (“ERM”), with the full understanding that responsibility for ERM continues to be shared by the entire board of directors and all directors have the authority and obligation to scrutinize the company’s ERM efforts.

The board of directors has determined that all audit committee members serving during 2018 are or were “independent” under the SEC rules and regulations, NYSE Rules and our corporate governance guidelines.

The board of directors has also determined that Mr. Spear is an “audit committee financial expert” under Item 407(d)(5) of Regulation S-K of the Securities Act of 1933. Each member of the audit committee is financially literate, knowledgeable and qualified to review financial statements.

Nominating/Corporate Governance Committee

Under the terms of its charter, the nominating/corporate governance committee is responsible for considering and making recommendations to the board of directors with regard to the function and needs of the board of directors, and the review and development of our corporate governance guidelines. In fulfilling its duties, the nominating/corporate governance committee shall:

•	receive identification of individuals qualified to become board members;

•	select, or recommend that the board of directors select, the director-nominees for our next annual meeting of shareholders;

•	evaluate incumbent directors;

•	develop and recommend corporate governance principles applicable to the company;

•	review possible conflicts of interest of directors and management and make recommendations to prevent, minimize or eliminate such conflicts;

•	make recommendations to the board of directors regarding the independence of each director or director-nominee;
•	review director compensation;

•	review the company’s stock ownership guidelines applicable to executive officers and non-employees directors and monitor compliance with such guidelines;

•	oversee the evaluation of the board of directors and management;

•	oversee risks related to ethics issues, shareholder activism, change of control, investor relations and corporate structure;

•	review succession planning issues and report its findings and recommendations, if any, to the board of directors; and

•	perform any other duties and responsibilities delegated to the committee from time to time.

The board of directors has determined that all members of the nominating/corporate governance committee are “independent” under the SEC rules and regulations, NYSE Rules and our corporate governance guidelines. For information relating to nomination of directors by shareholders, please see “— Selection of Director- Nominees.”

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DIRECTORS AND CORPORATE GOVERNANCE

Compensation Committee

Under the terms of its charter, the compensation committee has overall responsibility for evaluating and approving the company’s compensation plans, policies and programs. The compensation committee’s duties and responsibilities include:

•	review and approval of corporate goals and objectives relevant to our chief executive officer’s compensation, evaluation of our chief executive officer’s performance in light of these goals and objectives, and, either as a committee or together with the other independent directors (as directed by the board of directors), determination and approval of our chief executive officer’s compensation level based on this evaluation;

•	making recommendations to the board of directors with respect to senior officer compensation, incentive-compensation plans and equity-based plans;

•	administration of equity-based incentive plans and other plans adopted by the board of directors that contemplate administration by the compensation committee;

•	overseeing regulatory compliance with respect to compensation matters;

•	review of employment agreements (if any), severance agreements and any severance or other termination payments proposed with respect to any of our executive officers;

•	overseeing risks related to executive compensation disclosures, human capital needs, intellectual capital loss, labor relations, employee retention and public compensation disclosures; and
•	production of a report on executive compensation for inclusion in our proxy statement for the annual meeting of shareholders.

For fiscal 2018, the compensation committee completed its annual review of our compensation philosophies and practices with respect to our employees and concluded that the risks arising from such policies and practices are not reasonably likely to have a material adverse effect on us. While risk is inherent in any strategy for growth, the company’s compensation programs minimize risk through the following design elements, among others:

•	balanced incentive plans designed to reward both annual and long-term performance, and both internal and stock price performance;

•	incentive goals set at the corporate level;

•	capped incentives;

•	double-trigger equity vesting upon a change of control;

•	stock ownership guidelines requiring the Named Executives to own a significant amount of our common stock; and

•	a recoupment (clawback) policy for equity grants and cash bonuses if they are paid based on incorrect financial results due to knowing misconduct by a participant.

The board of directors has determined that all members of the compensation committee are “independent” under SEC rules and regulations, NYSE Rules and our corporate governance guidelines.

Finance Committee

Under the terms of its charter, the finance committee reviews and makes recommendations with respect to financial matters affecting the company. The finance committee’s duties and responsibilities include:

•	make recommendations to the board of directors with respect to (i) management’s capital expenditure plans and other uses of the company’s cash flows (including the financial impact of stock repurchases, acquisitions and the payment of dividends), (ii) the company’s credit facilities, (iii) commodities hedging and (iv) liquidity matters;

•	make plan design recommendations to the board of directors with respect to the approval, adoption and any significant amendment of all defined benefit and defined contribution retirement plans;

•	recommend to the board of directors appointments to and have oversight over the Fiduciary Oversight Committee; and
•	be responsible for oversight of risks regarding the following matters:

–	leverage and debt service/cash flow;

–	access to capital;

–	deployment of capital;

–	mergers and acquisitions;

–	benefit plan funding and multi-employer pension plan funding;

–	use of derivatives, including for commodity and foreign currency exchange;

–	global procurement and interruption of supply chain;

–	volatility of inventory because of inflation or deflation; and

–	energy availability and cost, including unstable fuel costs.

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DIRECTORS AND CORPORATE GOVERNANCE

Board Leadership Structure

Mr. Deese, our former executive chairman of the board of directors, is non-executive chairman and continues to provide guidance regarding the strategic direction of the company. Mr. Shiver, in his role as president and chief executive officer, has primary responsibility for the day-to-day operations of the company. In his role as non-executive chairman of the board of directors, Mr. Deese continues to set the strategic priorities for the board of directors (with input from the presiding director), preside over its meetings and communicate its strategic findings and guidance to management. The board of directors believes that the close working relationship between the president and chief executive officer and non-executive chairman of the board of directors will continue to provide consistent communication and coordination throughout the organization, which results in a more effective and efficient implementation of corporate strategy. The board of directors further believes that Mr. Deese’s continued active role on the board of directors is important in unifying the company’s strategy behind a consistent vision as the company transitions through its established succession plans.

As noted earlier, the independent non-management directors reappointed Mr. Griswold as independent presiding director in fiscal 2018, which provides balance to the board’s leadership structure. With a supermajority of independent directors, an audit committee, compensation committee, nominating/corporate governance committee and finance committee each comprised entirely of independent directors, and an independent presiding director to oversee all meetings of the independent directors, the board of directors believes the existing leadership structure provides for an appropriate balance that best serves the company and its shareholders. The board of directors annually reviews its leadership structure to ensure that it remains the optimal structure for the company and its shareholders.

Risk Management

The board of directors is actively involved in oversight of risks that could affect the company. This oversight is conducted primarily through the audit committee, as described above and in the audit committee charter, but the full board of directors has retained responsibility for general oversight of risks. Specifically, the board of directors has responsibility for overseeing, reviewing and monitoring the company’s overall risks, and each board committee is responsible for the oversight of specific risk areas relevant to its purpose as provided in the committee charters. The overall responsibility of the board of directors and its committees is enabled by an enterprise risk management model and process implemented by management that is designed to identify, assess, manage and mitigate risks. The board of directors satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports to the board of directors directly from management responsible for oversight of particular risks within the company. In addition, the compensation committee, nominating/corporate governance committee and finance committee are responsible for the oversight of specific risks, as described above and in each committee’s charter. The company believes that the board’s leadership structure, discussed in detail above, supports the risk oversight function of the board of directors. Strong directors chair the various board committees involved with risk oversight, there is open communication between management and directors and all directors are actively involved in the risk oversight function.

Relationships Among Certain Directors

Until the unexpected death of J.V. Shields, Jr. in October 2018, Mr. Shields and C. Martin Wood III were married to sisters.

Attendance at Annual Meetings

In accordance with our corporate governance guidelines, directors are expected to rigorously prepare for, attend and participate in all meetings of the board of directors and meetings of the committees on which they serve and to devote the time necessary to appropriately discharge their responsibilities. Aside from these requirements, the company does not maintain a formal policy for attendance by directors at annual meetings of shareholders.

However, all of our directors attended the annual meeting of shareholders held on May 24, 2018.

Selection of Director-Nominees

The nominating/corporate governance committee identifies and considers director candidates recommended by its members and other directors, as well as management and shareholders. A shareholder who wishes to recommend a prospective director-nominee for the committee’s consideration should submit the candidate’s name and qualifications to Flowers Foods, Inc., 1919 Flowers Circle, Thomasville, Georgia 31757, Attention: Chief Legal Counsel. The nominating/

corporate governance committee will also consider whether to recommend for nomination any person identified by a shareholder pursuant to the provisions of our amended and restated bylaws relating to shareholder nominations. Recommendations by shareholders that are made in accordance with these procedures will receive the same consideration given to nominees of the nominating/corporate governance committee.

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DIRECTORS AND CORPORATE GOVERNANCE

The nominating/corporate governance committee believes that any director- nominee must meet the director qualification criteria set forth in our corporate governance guidelines before such director-nominee can be recommended for election to the board of directors. These factors include:

•	integrity and demonstrated high ethical standards;

•	the ability to express opinions, raise tough questions and make informed, independent judgments;

•	experience managing or operating public companies;

•	knowledge, experience and skills in at least one specialty area;

•	ability to devote sufficient time to prepare for and attend board of directors meetings;
•	willingness and ability to work with other members of the board of directors in an open and constructive manner;

•	ability to communicate clearly and persuasively; and

•	diversity in background, personal and professional experience, viewpoints or other demographics.

The nominating/corporate governance committee considers these factors as it deems appropriate, as well as other factors it determines are pertinent in light of the current needs of the board of directors. The nominating/corporate governance committee may use the services of a third-party executive search firm to assist it in identifying and evaluating possible director-nominees.

Shareholder & Other Interested Party Communication with Directors

The board of directors will give proper attention to written communications that are submitted by shareholders and other interested parties and will respond if appropriate. Shareholders and other interested parties interested in communicating directly with the board of directors as a group, the independent, non-management directors as a group or any individual director may do so by writing to Flowers Foods, Inc., 1919 Flowers Circle, Thomasville, GA 31757,

Attention: Presiding Director. Absent circumstances contemplated by committee charters, the chair of the nominating/corporate governance committee and the presiding director, with the assistance of our chief legal counsel, will monitor and review all correspondence from shareholders and other interested parties and provide copies or summaries of such communications to other directors as they deem appropriate.

DIRECTOR COMPENSATION

General

Based upon the recommendations of the nominating/corporate governance committee, the board of directors considers and establishes director compensation. An employee of the company who also serves as a director does not receive any additional compensation for serving as a director or as a member or chair of a board committee.

2018 Director Compensation Package

During 2018, the directors’ compensation package for non-employee directors was based on the following principles:

•	a significant portion of director compensation should be aligned with creating and sustaining shareholder value;

•	directors should have an equity interest in the company; and

•	total compensation should be structured to attract and retain a diverse and superior board of directors.

The nominating/corporate governance committee annually reviews the status of director compensation in relation to other comparable companies and other factors it deems appropriate. In 2018, that committee engaged Meridian Compensation Partners (“Meridian”), an independent compensation consultant, to assist it in its assessment of the competitiveness of director compensation. Meridian developed two peer groups of comparable companies to Flowers Foods in size, an industry-specific group and a general industry group, and provided details of the values and designs of the director pay programs at those companies. The nominating/corporate governance committee considered that data, the frequency of expected changes to director pay at Flowers Foods, the expected rate of change in that data and other relevant factors to determine the 2018 program shown below.

The resulting program is in the midrange of both peer groups.

22    FLOWERS FOODS, INC. - 2019 Proxy Statement

DIRECTORS AND CORPORATE GOVERNANCE

Cash and Stock Compensation

Given the above principles and market data, the non-employee director compensation package consisted of the following:

Compensation Element	2017 Program		2018 Program
Annual Cash Retainer Committee Chair Retainers	$100,000	(1)	$100,000	(1)
• Audit Committee	$ 15,000		$ 15,000
• Compensation Committee	$ 15,000		$ 15,000
• Nominating/Corporate Governance Committee	$ 10,000		$ 10,000
• Finance Committee	$ 10,000		$ 10,000
Audit Committee Member Retainer	$ 7,500		$ 7,500
Presiding Director Retainer	$ 20,000		$ 20,000
Non-Executive Chairman Retainer	$270,000		$170,000	(2)
Annual Stock Award	$130,000		$130,000	(3)
(1)	Cash retainers may be deferred at the director’s option; see “ — Additional Compensation Program Details.”
(2)	The retainer for the non-executive chairman will be unchanged for 2019.
(3)	Vests one year from the date of grant based upon the closing price of the company’s common stock on May 23, 2019.

Additional Compensation Program Details

Non-employee directors are eligible to participate in the 2014 Omnibus Equity and Incentive Compensation Plan (the “Omnibus Plan”) and the Executive Deferred Compensation Plan (the “EDCP”).

Non-employee directors have the option to convert their annual cash board retainer fees into deferred stock equal in value to the cash payments they would otherwise have received. These deferred shares vest pro rata over a one-year period based on service. Accumulated dividends are paid upon the delivery of the vested shares.

Non-employee directors may alternatively elect to defer all or any portion of their annual retainers and cash committee fees into an interest-bearing account in the EDCP. Generally, the deferral plus interest is paid to the director upon retirement or termination from the company’s board of directors.

Stock Ownership Guidelines

In order to align the economic interests of directors with those of shareholders, all directors are expected to hold shares of common stock in the company. A non-employee director must own shares of common stock with a value of at least six times the annual cash retainer paid to the non-employee directors. In addition, the non-executive chairman of the board of directors is required to hold six times his annual board retainer plus his additional cash retainer. All direct holdings of our common stock, certain indirect holdings, and all vested and unvested shares of deferred stock are included for purposes of determining compliance. Directors have five years to meet the required guidelines. All non-employee directors were in compliance with the guidelines as of March 12, 2019, with the exception of Ms. Gass who has until 2021 to meet the required guidelines.

Other Arrangements

We reimburse all directors for out-of-pocket expenses incurred in connection with attendance at board of directors meetings, or when traveling in connection with the performance of their services for the company.

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DIRECTORS AND CORPORATE GOVERNANCE

DIRECTOR SUMMARY COMPENSATION TABLE

The following table details compensation to non-employee members of the board of directors for the 2018 fiscal year:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Comp. Earnings ($)(3)	All Other Comp. ($)(4)	Total ($)
George E. Deese	270,000	130,000	206,757	40,725	647,482
Rhonda Gass	57,500	180,000	7,165	—	244,665
Benjamin H. Griswold, IV	130,000	130,000	—	—	260,000
Richard Lan(5)	44,792	—	—	—	44,792
Margaret G. Lewis	107,500	130,000	6,624	—	244,124
Amos R. McMullian(6)	100,000	130,000	252,432	—	482,432
J.V. Shields, Jr.(7)	—	228,375	—	—	228,375
David V. Singer	115,000	130,000	—	—	245,000
James T. Spear	22,500	230,000	—	—	252,500
Melvin T. Stith, Ph.D.	100,000	130,000	—	—	230,000
C. Martin Wood III	117,500	130,000	84,600	—	332,100
(1)

Directors have the option under the Omnibus Plan to convert their annual board of directors retainer fees into deferred stock equal in value to the cash payments these directors would have otherwise received. Directors may also elect to defer all or a portion of their annual retainer and cash committee fees, if any, through the EDCP. In 2018, Ms. Gass elected to defer 50% of her annual board of directors retainer fees into the EDCP. In fiscal 2018, under the Omnibus Plan, Messrs. Shields and Spear elected to convert all of, and Ms. Gass elected to convert 50% of their annual board of directors retainer fees to deferred stock equal in value to the cash payments they would have received. Such deferred stock vests pro rata over one year from the date of grant, and is delivered to the grantee along with accumulated dividends at a designated time selected by the grantee at the date of the grant. The deferred stock is accounted for in accordance with the provisions of Financial Accounting Standards Board (“FASB”) ASC Topic 718 (“ASC 718”).

(2)

The stock awards represent the grant date fair value computed in accordance with ASC 718 of deferred stock granted to each non-employee director under the Omnibus Plan in fiscal 2018 and deferred stock granted in connection with certain directors’ elections to convert annual retainer fees into deferred stock. Deferred stock awards vest one year from the date of grant and deferred stock granted in connection with a director’s election to convert annual board of directors retainer fees into deferred stock under the Omnibus Plan vests pro rata over a one-year period from the date of grant. Details regarding the deferred stock outstanding (vested and non-vested) by director as of December 29, 2018 are as follows:

Name	Deferred Stock (#)	Deferred Stock ($)
George E. Deese	6,500	118,885
Rhonda Gass	16,110	294,652
Benjamin H. Griswold, IV	6,500	118,885
Richard Lan(5)	—	—
Margaret G. Lewis	6,500	118,885
Amos R. McMullian(6)	14,555	266,211
J.V. Shields, Jr.(7)	—	—
David V. Singer	6,500	118,885
James T. Spear	34,492	630,859
Melvin T. Stith, Ph.D.	71,352	1,305,028
C. Martin Wood III	6,500	118,885
(3)

Amounts reported in this column represent above-market earnings on deferred compensation under the EDCP for Messrs. Deese and McMullian and Mses. Gass and Lewis and, for Messrs. Deese, McMullian and Wood for changes in pension value under the Retirement Plan (as defined below).

(4)

Amounts reported as “All Other Compensation” in the Director Summary Compensation Table above is primarily administrative support provided to Mr. Deese by the company for his service as non-executive chairman of the board of directors.

(5)	Mr. Lan’s term as a director expired after the 2018 annual meeting of shareholders.

(6)	Mr. McMullian’s term as a director will expire upon his retirement effective at the 2019 annual meeting of shareholders.

(7)	On October 10, 2018, Mr. Shields died unexpectedly.

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TRANSACTIONS WITH MANAGEMENT AND OTHERS

A. Ryals McMullian, the son of Amos R. McMullian, a director, was employed by the company since mid-fiscal 2018 as chief operating officer and previously as chief strategy officer. In fiscal 2018, he was paid an aggregate salary and bonus of $490,758. Mr. McMullian is presently an executive officer of the company.

Chris Mulford, the son-in-law of George E. Deese, the non-executive chairman of the board of directors, was employed by the company for the majority of fiscal 2018 as a market vice-president and a general plant manager later in the year. In fiscal 2018, he was paid an aggregate salary and bonus of $196,533. Mr. Mulford is not an executive officer of the company.

Any transaction between the company and a related party is disclosed to the nominating/corporate governance committee and then presented to the full board of directors for evaluation and approval. The company’s policies with respect to related party transactions are set forth in our corporate governance guidelines, which state that the company does not engage in transactions with related parties if such a transaction would cast into doubt the independence of the director, present the appearance of a conflict of interest or violate any applicable law, rule or regulation. Each of the transactions set forth above were reviewed and approved by the full board of directors in accordance with the company’s policies.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2018, Messrs. Griswold, Shields, Singer and Dr. Stith served on the compensation committee. No member of the compensation committee was, during 2018, an officer or employee of the company, was formerly an officer of the company, or had any relationship requiring disclosure by the company as a related party transaction under

Item 404 of Regulation S-K. During 2018, none of the company’s executive officers served on the board of directors or the compensation committee of any other entity, any officers of which served either on the company’s board of directors or its compensation committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Shareholders

The following table lists information regarding the ownership of our common stock by the only non-affiliated individuals, entities or groups known to us to be the beneficial owner of more than 5% of our common stock:

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Class(1)
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355(2)	19,117,159	9.04%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055(3)	16,238,328	7.68%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202(4)	14,987,472	7.09%
(1)	Percent of class is based upon the number of shares of Flowers Foods common stock outstanding on March 21, 2019.

(2)

The beneficial ownership reported is based upon a Schedule 13G/A filed by The Vanguard Group on February 11, 2019. The Schedule 13G/A indicates that The Vanguard Group has sole dispositive power as to 19,016,316 shares, sole voting power as to 87,383 shares, shared voting power as to 31,450 shares and shared dispositive power as to 100,843 shares.

(3)

The beneficial ownership reported is based upon a Schedule 13G/A filed by BlackRock, Inc. on February 4, 2019. The Schedule 13G/A indicates that BlackRock, Inc. has sole dispositive power as to all shares reported and sole voting power as to 15,447,944 shares.

(4)

The beneficial ownership reported is based upon a Schedule 13G/A filed by T. Rowe Price Associates, Inc. on February 14, 2019. The Schedule 13G/A indicates that T. Rowe Price Associates, Inc. has sole dispositive power as to all shares reported and sole voting power as to 4,315,013 shares.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Share Ownership of Certain Executive Officers and Directors

The following table lists information as of March 8, 2019 regarding the number of shares owned by each director and each executive officer listed on the Summary Compensation Table included later in this proxy statement and by all of our directors and executive officers as a group:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Bradley K. Alexander	319,946		*
Stephen R. Avera	544,713	(2)	*
George E. Deese	3,214,753	(3)	1.52%
Rhonda Gass	16,913	(4)	*
Benjamin H. Griswold, IV	329,712	(5)	*
R. Steve Kinsey	328,506		*
Margaret G. Lewis	35,180	(6)	*
Amos R. McMullian	3,412,833	(7)	1.61%
Allen L. Shiver	958,081	(8)	*
David V. Singer	96,398	(9)	*
James T. Spear	77,312	(10)	*
Melvin T. Stith, Ph.D.	114,646	(11)	*
D. Keith Wheeler	59,035		*
C. Martin Wood III	7,774,199	(12)	3.68%
All Directors and Executive Officers as a Group (14 persons)	17,282,227		8.17%
*	Represents beneficial ownership of less than 1% of Flowers Foods common stock.

(1)	Unless otherwise indicated, each person has sole voting and dispositive power with respect to all shares listed opposite his or her name.

(2)	Includes 55,880 shares held by a trust of which Mr. Avera is a co-trustee, as to which shares Mr. Avera disclaims any beneficial ownership.

(3)

Includes (i) 50,301 shares owned by the spouse of Mr. Deese, as to which shares Mr. Deese disclaims any beneficial ownership; (ii) 175,000 shares held by a family LLC, over which shares Mr. Deese shares joint voting and dispositive power; (iii) 180,349 shares held by ten family trusts, over which shares Mr. Deese shares joint voting and dispositive power; and (iv) 5,416 shares of deferred stock, which would be distributed to Mr. Deese if he had separated his service from the company on March 8, 2019.

(4)	Includes 7,449 shares of deferred stock, which would be distributed to Ms. Gass if she had separated her service from the company on March 8, 2019.

(5)

Includes (i) 5,062 shares owned by the spouse of Mr. Griswold, as to which shares Mr. Griswold disclaims any beneficial ownership; and (ii) 5,416 shares of deferred stock, which would be distributed to Mr. Griswold if he had separated his service from the company on March 8, 2019.

(6)	Includes 5,416 shares of deferred stock, which would be distributed to Ms. Lewis if she had separated her service from the company on March 8, 2019.

(7)

Includes (i) 55,063 shares held by a corporation of which Mr. McMullian is a director and shares voting and dispositive power over the shares; and (ii) 13,471 shares of deferred stock, which would be distributed to Mr. McMullian if he had separated his service from the company on March 8, 2019.

(8)	Includes 12,282 shares held by Mr. Shiver as custodian for his child and 4,437 shares held by the spouse of Mr. Shiver, in each case as to which shares Mr. Shiver disclaims any beneficial ownership.

(9)

Includes (i) 9,537 shares held by a trust of which Mr. Singer is a trustee; and (ii) 5,416 shares of deferred stock, which would be distributed to Mr. Singer if he had separated his service from the company on March 8, 2019.

(10)

Includes (i) 100 shares held by Mr. Spear’s child, over which shares Mr. Spear shares voting and investment authority; and (ii) 16,634 shares of deferred stock, which would be distributed to Mr. Spear if he had separated his service from the company on March 8, 2019.

(11)

Includes (i) 50 shares held by the spouse of Dr. Stith as custodian for a minor child, as to which shares Dr. Stith disclaims any beneficial ownership; and (ii) 70,697 shares of deferred stock, which would be distributed to Dr. Stith if he had separated his service from the company on March 8, 2019.

(12)

Includes (i) 17,934 shares held by a trust of which Mr. Wood is trustee and 6,587,672 shares owned by the spouse of Mr. Wood, in each case as to which shares Mr. Wood disclaims any beneficial ownership; and (ii) 5,416 shares of deferred stock, which would be distributed to Mr. Wood if he had separated his service from the company on March 8, 2019.

26    FLOWERS FOODS, INC. - 2019 Proxy Statement

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of our records and written representations by the persons required to file these reports, except as set forth below, all stock transaction reports required to be filed by Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), with the SEC were timely filed in fiscal 2018 by directors and executive officers.

Due to administrative error, a late Form 4 reporting an award of deferred stock granted to Ms. Gass that was due on January 4, 2018 was filed on February 13, 2018.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

2018 In Brief

Under our pay-for-performance program, our Named Executives earned the following compensation based upon 2018 performance:

•	Payment of cash bonuses at 25.6% of Target Bonus Percentage (as defined below) under our bonus plan, based upon the achievement of 85.12% of the target performance goal.

•	Vesting in 2019 of the ROIC Performance-Contingent Restricted Stock Award issued in 2017 at 75.0% of target as a result of the company’s return on invested capital (the “Company ROIC”) during the two-year performance period ended December 29, 2018 exceeding the company’s “weighted average cost of capital” (the “Company’s WACC”) by 275 basis points.

•	Vesting in 2019 of the TSR-Based Performance-Contingent Restricted Stock Award issued in 2017 at 153.0% of target as a result of the company’s TSR from January 1, 2017 through each of the last four quarters ended December 29, 2018, placing in the 95th percentile, in the 79th percentile, in the 53rd percentile, and in the 63rd percentile for the respective quarters of the companies in the TSR Peer Group (as defined below). We ended the two-year performance period with cumulative TSR of negative 0.7%.

•	Based on the financial outlook for 2018, management recommended, and the compensation committee agreed, not to provide long-term incentive awards for 2018. This determination lowered the cost and value of our executive compensation program for 2018 and was viewed by the compensation committee as in line with the company’s commitment to pay for performance.

In 2018, the company continued to execute on Project Centennial, an enterprise- wide business and operational review to evaluate opportunities to streamline our operations, drive efficiencies, and invest in strategic capabilities that we believe will strengthen our competitive position and drive profitable revenue growth. The named executive officers played a critical role in designing and implementing Project Centennial. Recent accomplishments related to these efforts include:

•	continued refinements to the organizational structure to align operating functions, drive accountability, generate additional cost savings, and identify new avenues for growth;

•	introduced Nature’s Own Perfectly Crafted artisan-inspired, thick-sliced bakery style breads that contain no artificial preservatives, colors or flavors, no high fructose corn syrup, and are Non-GMO Project Verified;

•	introduced Dave’s Killer Bread Boomin’ Berry bagels;

•	increased marketing budget to support growth of newly launched products and core brands in growth markets;

•	continued to transition to the new organizational structure by filling key roles with individuals new to Flowers that enhanced capabilities and skills;

•	continued to execute on projects under the supply chain optimization initiative to improve efficiencies and lower product costs;

•	continued to address indirect costs throughout the company to generate fuel for growth, particularly by reducing costs in purchased goods and services; and

•	continued to evaluate a robust pipeline of strategic acquisition opportunities to drive enhanced growth in underdeveloped product categories and geographic markets.

Consideration of 2018 Say on Pay Vote

We currently hold our say on pay vote every year. At our 2018 annual meeting of shareholders, more than 98% of the shares voted were cast in support of our executive compensation program. As a result of the significant level of approval, we continued to apply similar principles to our executive compensation decisions during the remainder of 2018 and in early 2019. Shareholders will have an opportunity to cast an advisory vote on the frequency of future say on pay votes at least every six years. The next required advisory vote on the frequency of future say on pay votes will occur no later than the company’s annual meeting of shareholders in 2023.

FLOWERS FOODS, INC. - 2019 Proxy Statement    27

EXECUTIVE COMPENSATION

Summary of Our Compensation Practices

Practices We Have Adopted	Practices We Do Not Engage In

•  Moderate pay targeted to the size-adjusted 50th percentile of market data

•  Long-term incentives that are 100% performance-based for senior executives

•  Multiple performance measures used in incentive plans

•  Capped incentives

•  Clawback policy

•  Stock ownership guidelines for executives and outside directors and share retention requirements for executives

•  Moderate change of control severance arrangements

•  Double-trigger equity vesting upon a change of control

•  Annual review of tally sheets by the compensation committee

•  Incentives that are risk-mitigated through plan design and administration

•  Compensation committee comprised solely of independent directors

•  Independent compensation consultant who reports directly to the compensation committee

•  Anti-hedging policy for executives and outside directors

•  No employment agreements

•  No dividend equivalents on unvested performance shares

•  No income tax gross-ups

•  No excise tax gross-ups on change of control severance

•  No backdating or repricing of stock options

•  No pension credited service for years not worked

•  No perquisites are provided

EXECUTIVE COMPENSATION GENERALLY

Objectives of Executive Compensation

The primary objective of our executive compensation program is to attract, retain and motivate qualified executives necessary for the future success of the company and the maximization of shareholder value. Our compensation program is designed to motivate our executives by rewarding them for the achievement of specific annual, long-term and strategic goals of the company. The program aligns our executives’ interests with those of our shareholders by rewarding performance above established goals, with the ultimate objective of improving shareholder value. We strive to foster a sense of ownership among our executives by establishing stock ownership guidelines that require them to maintain ownership of a specified amount of our common stock.

The compensation committee evaluates both performance and compensation to ensure that (i) the company maintains its ability to attract, retain and motivate the most qualified executives; (ii) each executive’s compensation remains competitive relative to the compensation paid to similarly situated executives in comparable companies; and (iii) each of the company’s primary objectives with respect to compensation is being fulfilled. To meet those goals, our compensation program has historically included three primary components:

•	base salary;

•	annual cash bonuses; and

•	long-term incentives, through stock-based compensation.

Certain retirement and other post-employment benefits are also included in the executives’ compensation package. In addition, see the section entitled “Potential Payments Upon Termination or Change of Control” of this proxy statement for details on payments and benefits payable (or realizable) upon termination of employment and a change of control of the company. We do not offer perquisites as part of our executive compensation program.

Each element of our compensation program is described in greater detail below, including a discussion of why the company chooses to pay each element, how we determine the amount of each element to pay and how each element and the company’s decisions regarding that element fit into our overall compensation objectives.

Mix of Compensation Opportunity

The objectives of our executive compensation program are accomplished through a balance of pay components that are competitive with market practice and place considerable emphasis on performance-based compensation. Salary and non-equity incentive compensation, equity compensation, and other compensation expressed as a percentage of total compensation for each Named Executive for the fiscal year ended December 29, 2018 were as shown below. There is no prescribed mix of our compensation elements; the mix below is driven by Relevant Market Data (as defined below) for each element of pay.

28    FLOWERS FOODS, INC. - 2019 Proxy Statement

EXECUTIVE COMPENSATION

Based on the financial outlook for 2018, management recommended, and the compensation committee agreed, not to provide long-term incentive awards for 2018. This determination lowered the cost and value of our executive compensation program for 2018 and was viewed by the compensation committee as in line with the company’s commitment to pay for performance.

Role of Executive Officers in Compensation Decisions

The compensation committee, which is comprised solely of independent directors, has overall responsibility for evaluating, analyzing and approving the company’s compensation plans, policies and programs.

The president and chief executive officer, with the assistance of the chief human resources officer, consults with and advises the compensation committee with respect to the company’s compensation philosophy and makes recommendations regarding the compensation of other executive officers including the Named Executives, but not regarding his own compensation. All recommendations of the president and chief executive officer to the compensation committee regarding the compensation of other executive officers are independently evaluated by the committee.

The chief financial officer, or his designee, assists the compensation committee in understanding the key drivers of company performance, particularly those measures used in our annual cash bonus and long-term incentive plans and also provides the compensation committee with regular updates on company performance as it relates to certain performance measures used in our annual cash bonus and long-term incentive plans.

Compensation Consultants

For fiscal 2018, the compensation committee engaged Meridian as its independent compensation consultant. At the compensation committee’s request, Meridian evaluated the competitiveness of the base salaries, annual bonuses and long-term incentives awarded to the Named Executives, provided competitive market data on new compensation arrangements and evaluated the continued appropriateness of existing arrangements. Meridian attended compensation committee meetings at the committee’s request and was available to provide guidance to the compensation committee on compensation questions and issues as they arose.

In February 2019, the compensation committee, in accordance with SEC rules and regulations, considered various factors related to consultant conflicts of interest. In connection with this review, the compensation committee considered the following six factors established by the SEC:

•	the provision of other services to the company by the consultant’s employer;

•	the amount of fees received from the company by the consultant’s employer as a percentage of total revenue;

•	the policies and procedures of the consultant’s employer designed to prevent conflicts of interest;

•	any business or personal relationship of the consultant with a member of the compensation committee;

•	any stock of the company owned by the consultant; and

•	any business or personal relationship of the consultant or the consultant’s employer with an executive officer of the company.

As a result of its review of these six factors, the compensation committee determined that the work of the compensation consultant did not raise any conflicts of interest.

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EXECUTIVE COMPENSATION

Compensation Benchmarking

Because there are not many food companies the size of Flowers Foods, a specific set of peer companies is not used for market compensation comparisons. We use market pay data for base salary, target bonus and long-term incentives opportunity based on available food industry and general industry peers’ pay data from published surveys. We use an average of food industry and general industry (the “Relevant Market Sector”) survey data when making market comparisons, and the data is adjusted to reflect pay for companies with annual revenues comparable to the company (the “Relevant Market Data”). When establishing pay levels for fiscal 2018, data was collected from the Willis Towers Watson Executive Compensation Database using both general industry data (from 700+ companies) and data from the Food & Beverage industry cut comprised of the following companies:

WILLIS TOWERS WATSON EXECUTIVE COMPENSATION DATABASE — FOOD & BEVERAGE COMPANIES

ACH

American Sugar Refining

Andersons

Anheuser-Busch

Arby’s Restaurant Group

Bush Brothers & Company

Campbell Soup

Cargill

Coca-Cola

Coca-Cola Refreshments

Compass

ConAgra Foods

Dean Foods

Diageo North America

Dr. Pepper Snapple Group

E & J Gallo Winery

Ferrara Candy Company

Flowers Foods

General Mills

Glanbia Group Services

Hershey

Hormel Foods

J.M. Smucker

Kellogg

Kerry Group

Keurig Green Mountain

Keystone Foods

Kraft Heinz

Land O’Lakes

Leprino Foods

Mars Incorporated McCormick McDonald’s Mission Produce Mondelez Nestle USA Parmalat PepsiCo Polar Beverages Schreiber Foods Schwan Food Company Simmons Foods Smithfield Foods Tyson Foods Ventura Foods

The Relevant Market Data obtained from the companies above was for pay opportunity, not actual payout, and was regressed (size-adjusted) to reflect appropriate scope of revenue responsibility. The Relevant Market Data is calculated using the simple average of the regressed food industry and general industry market rates. Both are established at levels that approximate the size-adjusted 50th percentile for each component of pay opportunity (i.e., base salary, target bonus and long-term incentive opportunity). This approach sets executive pay opportunities high enough to be competitive and to attract, retain and motivate the most qualified executives, but not so high that they create negative perception among other constituencies.

The compensation committee concluded that the proposed 2018 compensation levels under the company’s incentive and equity compensation plans for each Named Executive, and their total compensation opportunities, were consistent with a pay-for-performance philosophy, as well as appropriate to meet the company’s goal to retain each Named Executive and to align his interests with those of the company’s shareholders.

CASH COMPENSATION

Base Salary

Base salary represents the fixed and recurring part of each Named Executive’s annual compensation. Its objective is to reward experience and expertise, functional progression (i.e., the development of the executive through a series of work experiences and duties and accountabilities relevant to the current position held), career development, skills and competencies. It rewards core competence in the executive role. We choose to pay base salary because it is a standard element of pay for executive positions and is required to attract and retain talent.

We have established a system of tiered salary grades, and executives are assigned an appropriate salary grade considering the position’s internal value as well as external comparisons to the Relevant Market Data. With respect to the position’s “internal value,” we have developed salary grades on the basis that a given position is at least one salary grade below that of the supervising position, which is the only weight assigned to internal value in establishing the salary grades.

Named Executives’ base salaries are related to a salary grade and the base salaries for the grades are determined based on (i) external competitive market base salaries, as determined through benchmarking analysis of the Relevant Market Data and (ii) the internal relationships (i.e., value and progression) of these positions. We periodically make adjustments to the base salaries based on the factors discussed above as well as the performance of the respective Named Executive.

Individual salaries for Named Executives reporting directly to the president and chief executive officer are subject to approval by the compensation committee after consideration of the recommendations he submits. The president and chief executive officer’s salary is subject to review and approval by the compensation committee and the board of directors. Base salaries for all Named Executives are reviewed annually by the compensation committee and the board of directors.

30    FLOWERS FOODS, INC. - 2019 Proxy Statement

EXECUTIVE COMPENSATION

Named Executive	2018 Salary	2017 Salary	Percent Change
President and Chief Executive Officer	1,000,000	1,000,000	0.0%
Chief Financial Officer and Chief Administrative Officer	572,308	540,000	6.0%
President, Fresh Packaged Bread Business Unit	540,000	540,000	0.0%
Chief Legal Counsel	484,230	475,000	1.9%
Chief Sales Officer	455,424	421,270	8.1%

Annual Executive Cash Incentive Awards

For 2018, the annual cash incentive awards were granted to Named Executives under our Omnibus Plan, which was designed to provide an incentive to achieve critical annual goals that lead to our long-term success. We choose to pay it in order to motivate achievement of annual performance metrics critical to continued company growth and shareholder value creation.

For 2018, the compensation committee established target bonus levels under the Omnibus Plan, which are expressed as a percentage of each Named Executive’s base salary (the “Target Bonus Percentage”). Target Bonus Percentages for each Named Executive in 2018 were as follows:

Named Executive	Target Bonus Percentage
Allen L. Shiver	110%
R. Steve Kinsey	80%
Bradley K. Alexander	70%
Stephen R. Avera	70%
D. Keith Wheeler	70%

For 2018, a bonus was awarded to participating Named Executives based on the following formula:

•	the Named Executive’s base salary; multiplied by

•	the Target Bonus Percentage; multiplied by

•

the “Actual Bonus Percentage,” a percentage based upon the company’s actual EBITDA for the fiscal year as compared to the payout scale below which uses straight- line interpolation between points. The scale also shows the percentage of the 2018 EBITDA Goal achieved and the related Actual Bonus Percentages:

Level of Achievement	% of EBITDA Goal Achieved	Actual Bonus Percentage
Maximum	110%	150%
Target	100%	100%
Actual	85.12%	25.6%
Threshold	80%	0%

Each Named Executive’s 2018 bonus payment could not exceed the lesser of 150% of his base salary or $3.0 million. The Actual Bonus Percentage would have been zero if actual EBITDA were 80% or less of the EBITDA Goal. This mechanism provided motivation for each Named Executive to strive for improved company performance in 2018 even if the EBITDA Goal itself were not attained.

The company does not pay bonuses under the Omnibus Plan to any Named Executive until such time as the compensation committee has certified the Actual Bonus Percentage and the annual report on Form 10-K for the applicable fiscal year has been filed with the SEC.

LONG-TERM INCENTIVE COMPENSATION

The objective of providing long-term incentive compensation is to focus executives on metrics that lead to increased shareholder value over a longer period of time. It rewards achievement of the specific metrics described below. We have historically chosen to grant long-term incentive compensation opportunity because it aligns Named Executives’ interests with those of shareholders and helps to retain a stable management team.

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EXECUTIVE COMPENSATION

Equity and Performance Compensation Awards

In keeping with the compensation committee’s pay-for-performance philosophy, stock-based incentives have historically comprised our entire long-term incentive program and a significant portion of total compensation opportunity for Named Executives. We believe stock-based incentives are fundamental to the enhancement of shareholder value, reward performance over the long-term and align the Named Executives’ interests with those of our shareholders. Individual long-term incentive grants are reviewed annually and approved by the compensation committee with reference to the Relevant Market Data it receives from its compensation consultant.

Based on the financial outlook for 2018, management recommended, and the compensation committee agreed, not to provide long-term incentive awards for 2018. This determination lowered the cost and value of our executive compensation program for 2018 and was viewed by the compensation committee as in line with the company’s commitment to pay for performance.

During the course of 2018, the compensation committee evaluated equity-based awards for 2019 and adopted an equity incentive program at the beginning of the 2019 fiscal year. The 2019 awards under the Omnibus Plan were designed by the compensation committee to focus the Named Executives’ attention on the long-term success of the company and, ultimately, the enhancement of shareholder value. Similar to 2017, the compensation committee allocated equity-based awards for 2019 between two types of performance-contingent restricted stock, as described below. The use of performance-contingent restricted stock is intended to encourage Named Executives to focus on capital investments that produce returns in excess of the Company WACC and to enhance the company’s total shareholder return relative to food industry peers.

The determination of 2019 performance-contingent restricted stock award levels for the Named Executives was based on the Relevant Market Data, the expected allocation of value between types of equity award, and a value of 109% of face value for both types of performance-contingent restricted stock.

The 2019 performance-contingent restricted stock agreement (the “Performance Restricted Stock Agreement”) provides the terms and conditions under which the shares of restricted stock will vest. The vesting of the 2019 awards occurs approximately three years from the date of grant (after the filing of our Annual Report on Form 10-K) to the extent that the vesting conditions described below are satisfied. The performance will be measured from January 1, 2019 to December 31, 2021 (the “Performance Period”). The decision to extend the Performance Period from two to three years was made by the compensation committee in order to enhance the long-term nature of the long-term incentive program and align to more typical market practice.

ROIC-Based Performance-Contingent Restricted Stock Awards. Similar to the awards made in 2017, the Performance Restricted Stock Agreement provides that, as to 50% of the restricted stock underlying each executive’s performance-contingent restricted stock award (the “ROIC-Based Award”), vesting will occur in the manner set forth below, if the Company’s ROIC exceeds its WAAC by the following levels during the Performance Period:

ROIC minus WACC	Payment Percentage (% of Target)
Less than 175 basis points	0%
175 basis points	50%
375 basis points	100%
475 basis points	125%

For performance between the levels described above, the degree of vesting is interpolated on a linear basis.

TSR-Based Performance-Contingent Restricted Stock Awards. The Performance Restricted Stock Agreement provides that, as to the remaining 50% of the restricted stock underlying each Named Executive’s performance-contingent restricted stock award (the “TSR-Based Award”), vesting will occur based on the company’s performance, measured by Company TSR over the Performance Period, as compared to the total shareholder return of the companies in a specified peer group (the “TSR Peer Group”).

For 2018, the TSR Peer Group consisted of the following 17 publicly traded packaged food and meats companies(1):

B&G Foods Campbell Soup Conagra Foods Dean Foods General Mills Hain Celestial Group Hershey Co. Hormel Foods J&J Snack Foods	J.M. Smucker Kellogg The Kraft Heinz Company Lancaster Colony McCormick & Co. Mondelez International, Inc. Post Holdings, Inc. Treehouse Foods
(1)	Pinnacle Foods, Inc., Snyders-Lance and The Whitewave Foods Company were removed from the TSR Peer Group in 2018 due to mergers and acquisitions.

Hypothetical payouts based on the total shareholder return for the company and each member of the TSR Peer Group are calculated at the end of each of the last four quarters of the Performance Period using the performance/payout schedule below and then averaged to determine the actual payout:

Percentile of Company TSR vs. Peer Group TSR	Payment Percentage (% of Target)
Less than 30th	0%
30th	50%
50th	100%
70th	150%
90th or above	200%

For performance between the percentiles described above, the degree of vesting is interpolated on a linear basis.

Vesting Upon Death, Disability, Retirement or Change of Control. For the 2019 grants, if the grantee dies or becomes disabled, the performance-contingent restricted stock awards generally vest at the target level immediately. If the grantee retires at age 65 (or age 55 with at least ten years of service with the company) or later, on the normal vesting date the grantee will receive a prorated number of shares based upon the retirement date and actual performance for the entire

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performance period. For the 2019 grants, “double-trigger” vesting applies if a change of control occurs. In addition to change of control, double-trigger vesting requires either that an award fail to be assumed by a successor employer or that the executive’s employment be terminated under specific circumstances within a specified period of time following the change of control before accelerated vesting can occur.

Dividends. Dividends accrue on the restricted stock and are paid in cash to the executive on the vesting date on all shares of restricted stock that vest.

Timing of Grants. No grants of equity awards were made during fiscal 2018. Grants of performance-contingent and time-based awards were granted on December 30, 2018. It is expected that this timing of granting awards will continue for consistency and planning purposes. Except in unusual circumstances, we typically do not grant equity awards to the Named Executives at other dates. The grant price of our performance-contingent restricted stock grants is the closing market price on the grant date.

Vesting of 2017 Awards:

•	The ROIC Performance-Contingent Restricted Stock Award issued in 2017 vested in early 2019 at 75.0% of target as a result of Company ROIC during the two-year performance period ended December 29, 2018 exceeding Company WACC by 275 basis points.

•	Vesting in 2019 of the TSR-Based Performance-Contingent Restricted Stock Award issued in 2017 at 153.0% of target as a result of the company’s TSR from January 1, 2017 through each of the last four quarters ended December 31, 2018, placing in the 95th percentile, in the 79th percentile, in the 53rd percentile, and in the 63rd percentile for the respective quarters of the companies in the TSR Peer Group (as defined above).

•	At the time of vesting, the executive will receive the shares of stock and will be liable for his or her portion of all federal and state income and payroll taxes based on the fair market value of the shares awarded on the vesting date.

Recoupment (“Clawback”) Provision

The Omnibus Plan provides the compensation committee with the flexibility to determine whether to provide for the cancellation or forfeiture of an award or bonus or the forfeiture and repayment to the company of any gain related to an award if a participant has engaged in detrimental activity. Currently, the company’s performance shares award agreements provide for such cancellation, forfeiture or repayment, as applicable.

The recoupment provision provides that if the board of directors has reliable evidence of knowing misconduct by a participant that results in an overstatement of the company’s earnings or other financial measurements that were taken into consideration in awarding grants or bonuses and, as a result of such overstatement, the participant (i) received a bonus and/or (ii) either received a grant or had a prior grant vest or become nonforfeitable, the participant shall be required to reimburse (or forfeit, as the case may be) the full amount of any grants or bonuses that resulted from the overstatement.

Anti-Hedging Policy

The company’s insider trading policy prohibits short-term, speculative trading practices and hedging by executive officers, including any Named Executives, and directors.

RETIREMENT & OTHER POST-EMPLOYMENT BENEFITS

We provide retirement benefits to our Named Executives and other executives as noted below. The objective is to provide a competitive array of benefits that is affordable to the company. Retirement benefits reward continued employment and indirectly reward achievement of the metrics in the Omnibus Plan. We choose to pay them to remain competitive in the marketplace and to provide compensation that extends into employees’ non-earning years.

Pension benefits are provided to executives under the Flowers Foods, Inc. Retirement Plan No. 1 (the “Retirement Plan”). The company also provides a defined contribution benefit to executives through the 401(k) Plan and the EDCP.

Retirement Plan

The Retirement Plan is a qualified defined benefit pension plan that provides a pension upon retirement to eligible employees of participating subsidiaries (but not to employees of the company) that is based upon each year of service with the participating subsidiary until December 31, 2005. Additionally, the Retirement Plan provides a pension upon retirement to eligible employees (including employees of non-participating subsidiaries and of the company) who were participants under the Flowers Industries, Inc. Retirement Plan No. 1 prior to the company’s spin-off from Flowers Industries, Inc., which is based upon each year of service with Flowers Industries, Inc. and/or certain of its subsidiaries. No additional years of credited service have been granted other than for actual years of credited service in the Retirement Plan.

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EXECUTIVE COMPENSATION

Participation in the Retirement Plan was closed to new employees beginning January 1, 1999, and effective December 31, 2005 benefits under the Retirement Plan were frozen and no additional benefits will accrue under the Retirement Plan. The frozen pension benefit is the sum of annual credits earned during eligible employment. The basic credit formula at the time the Retirement Plan was frozen was 1.35% of the first $10,000 of W-2 earnings (subject to certain exclusions) plus 2% of W-2 earnings (subject to certain exclusions) in excess of $10,000 for each year of service up to 35 years. For each year of service in excess of 35 years, 1.8% of W-2 earnings (subject to certain exclusions) was credited. Earnings in any calendar year may not exceed the maximum limitations for that year as defined in the Internal Revenue Code. Certain additional fixed benefit amounts were provided for a limited group of participants in the Retirement Plan, including certain of the Named Executives.

On September 28, 2018, the board of directors approved a resolution to terminate the Flowers Foods, Inc. Retirement Plan No. 1, effective December 31, 2018. The company has commenced the plan termination process and expects to distribute a portion of the pension plan assets as lump sum payments during early 2020 with the remaining balance transferred to an insurance company in the form of an annuity. Therefore, the December 29, 2018 present value of accumulated benefits reflect plan termination assumptions, including a 120% adjustment to the annuity factor to reflect insurance pricing.

Benefits can be paid in many forms under the terms of the Retirement Plan, including a life annuity option, joint and survivor option, period certain and life options, and a level income option. Participants who terminate or retire on or after January 1, 2016 may elect an unlimited lump sum. The payout option must be elected by the participant before benefit payments begin. Each available payout option is actuarially equivalent. Early retirement benefit payments are available to participants upon attainment of age 55 and completion of five years of vesting service. A participant’s full benefit under the Retirement Plan is payable at age 65. Benefits are reduced by 1/15 for each of the first five years and 1/30 for each of the next five years by which benefit commencement precedes age 65. The same benefits are payable upon retirement, termination, or disability with the adjustments described above for commencement before age 65 but on or after age 55. A 50% survivor annuity is payable to a participant’s spouse upon death prior to retirement. All Named Executives have fulfilled the required service period and are either eligible for early retirement benefit payments currently or will become eligible upon attainment of age 55. No payments were made to the Named Executives under the terms of the Retirement Plan during the 2018 fiscal year.

Other Retirement Benefits

In connection with Mr. Shiver’s retirement, the company and Mr. Shiver entered into a retirement agreement and general release, pursuant to which Mr. Shiver will: (i) receive a retirement payment of $1,319,231, which is equivalent to one week of base salary for each year of service to the company plus 26 weeks of prorated cash bonus at 100% of target bonus percentage under the company’s annual executive bonus plan; (ii) receive six months of continued health care premiums under

COBRA; (iii) retain all benefits vested in accordance with their terms as of the transition date under the company’s benefit programs; and (iv) continue to be eligible to participate in the company’s benefit programs until the transition date. Under the terms of the agreement, Mr. Shiver will act as a non-executive special advisor to the company through December 31, 2019.

Executive Deferred Compensation Plan

The EDCP provides additional deferred compensation opportunities to certain members of management. In particular, the EDCP allows these members of management to defer the receipt of a percentage of their salary and bonus. The EDCP is not a tax-qualified plan.

The participants’ deferrals are credited to a book keeping account established for the participant that is deemed to be credited with interest until paid. Additionally, the company allocates matching contributions pursuant to the plan on behalf of the participant that are also deemed to be credited with interest until paid.

Interest credited on deemed participant deferrals and company contributions to the EDCP are based on the Merrill Lynch U.S. Corp., BBB-rated Fifteen-Year Bond Index plus 150 basis points. Interest is considered above-market if earned at a rate which is 120% or more of the applicable federal long-term rate. Earnings in the EDCP are interest-based credits that exceed this threshold. The company credits interest at above market rates because participants’ EDCP accounts are unfunded and unsecured and therefore subject to substantial risk of loss should events ever befall the company causing it to reorganize or liquidate. Amounts deemed to be credited to the EDCP on behalf of the Named Executives amounted to $401,627 in fiscal 2018.

Generally, the deemed deferrals and company contributions plus interest are paid to the participant upon termination of employment.

Distributions from the EDCP are made from the company’s general assets. During 2008, participants were given a one-time, irrevocable opportunity to convert their EDCP deemed cash account for some or all prior years’ deferrals to an account that tracks the performance of our common stock. Balances as of the end of the fiscal year for participants making such an election were converted, based on the closing price of our common stock on January 2, 2009. The EDCP tracking account will be distributed in shares of our common stock at the time elected by the participant for the deferral year(s) in question. The EDCP tracking account will be credited with dividends paid on company common stock for the number of shares deemed held in such account, and such dividends will then be deemed to be invested in the cash account and will earn interest as described above.

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Change of Control Severance

We maintain change of control severance arrangements with our executives, including the Named Executives, as set forth in the Flowers Foods, Inc. Change of Control Plan (the “Change of Control Plan”). Such arrangements have several business objectives important to the company, including stability of the executive team in the event of a threatened or pending change of control, and post- employment restrictive covenants (non-competition, non-solicitation and trade secret protection, among others). The Change of Control Plan rewards executives for remaining employed with the company on a timetable convenient to the company rather than to the executive. We choose to make such payments to obtain the business objectives mentioned. The Change of Control Plan provides double-trigger severance at market-level amounts, has no excise tax gross-up provisions and is consistent with current corporate governance norms (see section entitled “Potential Payments upon Termination or Change of Control” in this proxy statement for additional details). In 2015, the compensation committee adopted a policy that, without shareholder approval, future cash severance arrangements may not exceed 2.99 times salary and bonus.

Executive Share Ownership Guidelines

Based on the view of the compensation committee that the ownership of an equity interest in the company by executives, including Named Executives, is a component of good corporate governance and aligns executive and shareholder interests, share ownership guidelines were adopted that require key members of the company’s management team to directly own minimum amounts of the company’s common stock. All direct holdings of our common stock, certain indirect holdings, and all vested and unvested shares of deferred stock are included for purposes of determining compliance. The guidelines for the

Named Executives, which were amended by the board of directors in February 2016, are set forth in the table below.

The holdings of each of the Named Executives are currently either at the guideline or on track to meet it, and progress toward the guidelines is reviewed annually by the nominating/corporate governance committee.

Executives subject to the guidelines must hold at least 75% of all net shares received through vesting or realized through stock option exercises until the applicable guidelines are achieved.

Named Executive	Share Ownership Guideline
President and Chief Executive Officer	6 times base salary
Chief Financial Officer and Chief Administrative Officer	3 times base salary
President, Fresh Packaged Bread Business Unit	2 times base salary
Chief Legal Counsel	2 times base salary
Chief Sales Officer	2 times base salary

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), generally disallows a federal tax deduction by the company for compensation paid to certain executive officers (and, beginning in 2018, certain former executive officers) in excess of $1 million. Historically, compensation that qualifies as “performance-based compensation” under Section 162(m) could be excluded from this $1 million limit, but this exception has now been repealed, effective for taxable years beginning after December 31, 2017, unless certain transition relief for certain compensation arrangements in place as of November 2, 2017 is available.

Compensation decisions for our Named Executives prior to 2018 were generally made after consideration of the Section 162(m) implications, but the compensation committee retained discretion to make compensation decisions in light of a variety of considerations. Based on the repeal described above and the operation of Section 162(m), compensation granted by the compensation committee may not qualify as “performance-based compensation.” The compensation committee retains the flexibility to award compensation that is consistent with our objectives and philosophy even if it does not qualify for a tax deduction. The compensation committee believes that the tax deduction limitation should not be permitted to compromise our ability to design and maintain executive compensation arrangements that will attract, retain and motivate the most qualified executives. Accordingly, achieving the desired flexibility in the design and delivery of compensation may result in compensation that in certain cases is not deductible for federal income tax purposes, and it is possible that awards intended to qualify as “performance-based compensation” may not so qualify.

COMPENSATION COMMITTEE REPORT

The compensation committee is responsible for evaluating and approving the company’s compensation plans, policies and programs. The compensation committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with the company’s management and, based on this review and discussion, recommended to the board of directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the fiscal year ended December 29, 2018 filed with the SEC and proxy statement for the 2019 annual meeting of shareholders.

The Compensation Committee of the Board of Directors:

David V. Singer, Chair

Benjamin H. Griswold, IV

Melvin T. Stith, Ph.D.

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EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of the Named Executives, which include the chief executive officer, chief financial officer and each of the three other most highly compensated executive officers of Flowers Foods for the fiscal years ended December 29, 2018, December 30, 2017 and December 31, 2016.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Comp. ($)(3)	Change in Pension Value and Nonqualified Deferred Comp. Earnings ($)(4)	All Other Comp. ($)(5)	Total ($)
Allen L. Shiver	2018	1,000,000	0	281,600	35,728	89,553	1,406,881
President and	2017	1,000,000	4,435,334	892,100	86,910	82,306	6,496,650
Chief Executive Officer	2016	1,000,000	3,975,616	536,800	52,212	84,366	5,648,994
R. Steve Kinsey	2018	572,308	0	117,209	19,479	45,440	754,436
Chief Financial Officer and	2017	540,000	897,194	350,352	48,276	39,175	1,874,997
Chief Administrative Officer	2016	531,923	842,428	207,663	32,259	40,361	1,654,634
Bradley K. Alexander	2018	540,000	0	96,768	37,858	42,827	717,453
President, Fresh Packaged	2017	540,000	897,194	350,352	99,375	39,200	1,926,121
Bread Business Unit	2016	534,231	859,321	208,564	60,400	40,492	1,703,008
Stephen R. Avera	2018	484,230	0	86,774	5,804	37,094	613,902
Chief Legal Counsel	2017	475,000	678,198	269,658	47,497	33,753	1,504,106
	2016	471,539	637,870	161,078	19,641	35,424	1,325,552
D. Keith Wheeler	2018	455,424	0	81,611	1,857	34,864	573,756
Chief Sales Officer	2017	421,270	601,592	239,155	34,044	25,256	1,321,317
	2016	410,592	520,067	140,258	14,400	25,726	1,111,043
(1)	Named Executives may elect to defer amounts into the 401(k) Plan (up to Internal Revenue Service limits) and into the EDCP. Amounts of salary deferred during fiscal 2018 were as follows:

Name	Salary Deferrals into 401(k) Plan ($)	Salary Deferrals into EDCP ($)	Total ($)
Allen L. Shiver	24,500	100,000	124,500
R. Steve Kinsey	24,500	34,338	58,838
Bradley K. Alexander	24,500	167,270	191,770
Stephen R. Avera	24,500	149,355	173,855
D. Keith Wheeler	24,500	27,325	51,825
(2)

Grant date fair value of performance-contingent restricted stock (reported in the “Stock Awards” column) made under the Omnibus Plan in 2016 and 2017 and compiled in accordance with ASC 718. There were no performance-contingent restricted stock award grants made in 2018. See Note 18 and Note 16 to the company’s consolidated financial statements in our Annual Report on Form 10-K for the fiscal years ended December 30, 2017, and December 31, 2016, respectively, for a description of the assumptions made in the valuation of stock awards under ASC 718.

(3)	Non-equity incentive plan compensation includes all performance-based cash awards under the Omnibus Plan earned by the Named Executives during the fiscal year.

(4)

Amounts reported in the “Change in Pension Value and Nonqualified Deferred Comp. Earnings” column for 2018 are as follows. The change in pension value is negative for each Named Executive as follows: Mr. Shiver $(9,050); Mr. Kinsey $(18,511); Mr. Alexander $(28,589); Mr. Avera $(11,365); Mr. Wheeler $(27,224). Accordingly, pursuant to SEC guidance, a $0 change in pension value is reflected in the Summary Compensation Table is shown for each Named Executive in the table set forth below:

Name	Change in Pension Value ($)	Above-Market Nonqualified Deferred Comp. Earnings ($)	Total ($)
Allen L. Shiver	0	35,728	35,728
R. Steve Kinsey	0	19,479	19,479
Bradley K. Alexander	0	37,858	37,858
Stephen R. Avera	0	5,804	5,804
D. Keith Wheeler	0	1,857	1,857

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(5)	Amounts reported in the “All Other Comp.” column for 2018 are reported in the table below.

Name	Employer Contributions to Section 401(k) Plan ($)	Employer Contributions to Nonqualified Deferred Comp. Plan ($)	Total ($)
Allen L. Shiver	16,500	73,053	89,553
R. Steve Kinsey	16,500	28,940	45,440
Bradley K. Alexander	16,500	26,327	42,827
Stephen R. Avera	16,500	20,594	37,094
D. Keith Wheeler	16,500	18,364	34,864

PAY RATIO DISCLOSURE

Year	CEO Total Compensation ($)	Median Employee Total Compensation ($)	Ratio of CEO to Median Employee Total Compensation
2018	1,428,884	68,669	20.8:1

Our chief executive officer’s annual total compensation is 20.8 times that of the median of the annual total compensation of all our employees. The pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. We used the following methodology in calculating the pay ratio:

1.

We included all employees active as of December 31, 2018, with the exception of our chief executive officer, to identify the median employee. We did not include any (i) employees with 2018 compensation who were no longer active as of December 31, 2018, (ii) contract labor employees, (iii) independent distributors, (iv) leased labor employees or (v) employees hired prior to December 31, 2018 without 2018 compensation. We do not have any employees located outside of the United States.

2.

We found the median employee using 2018 gross compensation reported to the U.S. Internal Revenue Service on Form W-2 for the period of January 1, 2018 to December 31, 2018. Specifically, we used Form W-2, Box 5, Medicare Wages and Tips.

3.

The total compensation reported for our chief executive officer is from the Summary Compensation Table on page 36 of this proxy statement and also includes employer-provided health and wellness benefits. The total compensation reported for the median employee is the total amount of compensation paid to the median employee during the period of January 1, 2018 to December 31, 2018 and also includes employer-provided health and wellness benefits.

The pay ratio for 2018 is significantly less than the pay ratio for 2017. Based on the financial outlook for 2018, management recommended, and the compensation committee agreed, not to provide long-term incentive awards for 2018 to any of our named executive officers, including our chief executive officer. In addition, the change in pension value for 2018 was negative for each of our named executive officers, including our chief executive officer. Both of these factors significantly decreased our chief executive officer’s annual total compensation from $6,518,086 for 2017 to $1,428,884 for 2018, which accordingly reduced the pay ratio from 105.2:1 for 2017 to 20.8:1 for 2018.

GRANTS OF PLAN-BASED AWARDS

The following table details grants made during the fiscal year ended December 29, 2018 pursuant to incentive plans in place at Flowers Foods as of that date:

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Equity Incentive Plan Awards ($)
Name and Grant	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Allen L. Shiver
Non-Equity Incentive Plan Award	–	1,100,000	1,650,000	–	–	–	0
R. Steve Kinsey
Non-Equity Incentive Plan Award	–	457,846	686,769	–	–	–	0
Bradley K. Alexander
Non-Equity Incentive Plan Award	–	378,000	567,000	–	–	–	0
Stephen R. Avera
Non-Equity Incentive Plan Award	–	338,961	508,442	–	–	–	0
D. Keith Wheeler
Non-Equity Incentive Plan Award	–	318,796	478,194	–	–	–	0
(1)	Under the terms of the Omnibus Plan, bonuses are awarded based on the achievement of a specified EBITDA goal.

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EXECUTIVE COMPENSATION

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table details all equity awards granted and outstanding as of December 29, 2018, the company’s most recent fiscal year end:

	Stock Awards
Name and Grants	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Allen L. Shiver
2017 Performance-Contingent Restricted Stock Award(2)	204,960	3,748,718
R. Steve Kinsey
2017 Performance-Contingent Restricted Stock Award(2)	41,460	758,303
Bradley K. Alexander
2017 Performance-Contingent Restricted Stock Award(2)	41,460	758,303
Stephen R. Avera
2017 Performance-Contingent Restricted Stock Award(2)	31,340	573,209
D. Keith Wheeler
2017 Performance-Contingent Restricted Stock Award(2)	27,800	508,462
(1)	Based on December 28, 2018 closing market price of $18.29 for Flowers Foods’ common stock.

(2)	The performance-contingent restricted stock award granted in 2017 under the Omnibus Plan vested on February 20, 2019.

STOCK VESTED

The following table details vesting of all restricted stock awards during the fiscal year ended December 29, 2018.

	Restricted Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Allen L. Shiver(1)	71,832	1,488,359
R. Steve Kinsey(2)	15,221	315,379
Bradley K. Alexander(3)	15,526	321,698
Stephen R. Avera(4)	11,525	238,798
D. Keith Wheeler(5)	9,396	194,686
(1)

Mr. Shiver was granted 174,140 shares of performance-contingent restricted stock on January 3, 2016 under the Omnibus Plan. This award vested on February 21, 2018. Because the company did not meet certain performance criteria at 100% of target, this award was decreased to 71,832 shares.

(2)

Mr. Kinsey was granted 36,900 shares of performance-contingent restricted stock on January 3, 2016 under the Omnibus Plan. This award vested on February 21, 2018. Because the company did not meet certain performance criteria at 100% of target, this award was decreased to 15,221 shares.

(3)

Mr. Alexander was granted 37,640 shares of performance-contingent restricted stock on January 3, 2016 under the Omnibus Plan. This award vested on February 21, 2018. Because the company did not meet certain performance criteria at 100% of target, this award was decreased to 15,526 shares.

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(4)

Mr. Avera was granted 27,940 shares of performance-contingent restricted stock on January 3, 2016 under the Omnibus Plan. This award vested on February 21, 2018. Because the company did not meet certain performance criteria at 100% of target, this award was decreased to 11,525 shares.

(5)

Mr. Wheeler was granted 22,780 shares of performance-contingent restricted stock on January 3, 2016 under the Omnibus Plan. This award vested on February 21, 2018. Because the company did not meet certain performance criteria at 100% of target, this award was decreased to 9,396 shares.

PENSION BENEFITS

The following table details the number of years of service credited and the present value of the accumulated benefits as of the December 29, 2018 measurement date related to the Retirement Plan.

Name	Plan Name	Number of Years Credited Service(1)	Present Value of Accumulated Benefit ($)
Allen L. Shiver	Retirement	24	519,249
R. Steve Kinsey	Retirement	13	224,164
Bradley K. Alexander	Retirement	25	544,666
Stephen R. Avera	Retirement	16	411,622
D. Keith Wheeler	Retirement	16	225,675

Amounts reported above as the actuarial present value of accumulated benefits under the Retirement Plan are computed using the interest and mortality assumptions that the company applies to amounts reported in its financial statement disclosures and are assumed to be payable at age 65. The discount rate assumption at December 29, 2018 is based on the US RATE: Link 40th-90th yield curve (3.57% as of December 30, 2017 and 3.99% as of December 31, 2016). The mortality assumption for benefits assumed to be paid as an annuity is the RP-2018 Annuitant Mortality Table with 130.0% multiplier and MP-2018 mortality improvement scale (the RP-2017 Annuitant Mortality Table with 130.0% multiplier and MP-2017 mortality improvement scale was used as of

December 31, 2017). An additional 20% load/adjustment to the resulting December 29, 2018 present value for benefits assumed to be paid as an annuity was included to reflect expected third-party insurance pricing as part of the upcoming retirement plan termination. The mortality assumption for benefits assumed to be paid as a lump sum is based on Internal Revenue Service prescribed mortality rates for lump sum payments in 2019.

No benefits or payments were made to any of the Named Executives in 2018 under the Retirement Plan.

(1)	Credited service does not match actual service because the plan was frozen as of December 31, 2005.

NONQUALIFIED DEFERRED COMPENSATION

Name	Employee Contributions in FY 2018 ($)(1)	Employer Contributions in FY 2018 ($)(2)	Aggregate Earnings in FY 2018 ($)(3)	Aggregate Withdrawals/ Distributions in FY 2018 ($)	Aggregate Balance at 12/29/2018 ($)(4)
Allen L. Shiver	100,000	73,053	83,104	—	1,496,658
R. Steve Kinsey	34,338	28,940	45,147	—	792,559
Bradley K. Alexander	167,270	26,327	87,771	—	1,537,486
Stephen R. Avera	149,355	20,594	13,812	35,120	273,580
D. Keith Wheeler	27,325	18,364	4,515	—	106,691
(1)	Amounts shown are deferrals of 2018 salary earned.

(2)	Amounts are included in “All Other Compensation” in the Summary Compensation Table for the 2018 fiscal year.

(3)

Above-market interest on nonqualified deferred compensation is included in the Summary Compensation Table as “Nonqualified Deferred Compensation Earnings” for the 2018 fiscal year. Interest is above-market if earned at a rate which is 120% or more of the applicable federal long-term rate. Earnings in the EDCP are interest-based credits which exceed this threshold. The amount of above-market interest for each executive included in the Summary Compensation Table is as follows: Mr. Shiver $35,728; Mr. Kinsey $19,479; Mr. Alexander $37,858; Mr. Avera $5,804; and Mr. Wheeler $1,857.

(4)

The cumulative portion of the aggregate balance at December 29, 2018 reported in the Summary Compensation Table for all years prior to 2018 is as follows: Mr. Shiver $783,827; Mr. Kinsey $487,804; Mr. Alexander $309,452; Mr. Avera $72,377; and Mr. Wheeler $33,666.

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EXECUTIVE COMPENSATION

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Payments Made Upon Termination Following a Change of Control

The Change of Control Plan is designed to provide for stability and continuity of management and the company’s operations in the event of a change of control. The compensation committee may designate, in its sole discretion, additional executives that are eligible to participate in the Change of Control Plan. If the company experiences a change of control and, during the protection period, (i) an executive’s employment is terminated for any reason other than for Cause (as defined in the Change of Control Plan), death or disability, or (ii) the executive terminates his employment for Good Reason (as defined in the Change of Control Plan), the executive is entitled to the following payments:

•	an amount equal to three times (in the case of Mr. Shiver) and two times (in the case of Messrs. Kinsey, Alexander, Avera and Wheeler) the executive’s annual base salary and target bonus award under the Omnibus Plan at the time of termination (subject to adjustment if base salary was reduced in connection with the change of control);

•	a lump sum amount equal to 18 times the monthly premium amount calculated as if the executive had continued participation in the company’s medical plan using the executive’s coverage election at the time of termination; and

•	up to $25,000 of outplacement services for up to one year following termination.

Pursuant to the terms of the Change of Control Plan, upon the attainment of age 65, the multiples applicable to a Named Executive’s annual base salary and target bonus award under the Omnibus Plan are reduced to one times such amounts.

In the event that actual payments to an executive under the Change of Control Plan are determined in certain instances to be subject to excise taxes, the payments to be paid will be set to the “best net” amount, representing either (i) the largest portion of the payments that would result in no portion being subject to excise taxes, or (ii) the entire payments, whichever amount, after taking into account all applicable taxes, including excise taxes, results in the executive receiving, on an after tax basis, the greater amount of payments notwithstanding that all or a portion of the payments may be subject to excise taxes.

In 2015, the compensation committee adopted a policy that, without shareholder approval, future cash severance arrangements may not exceed 2.99 times salary and bonus.

The following events would constitute a change of control under the Change of Control Plan:

•	any person becomes the beneficial owner of securities representing 35% or more of the voting power of the company other than as a result of the following: (i) acquisitions from the company with prior approval of the board of directors, (ii) acquisitions by the company, a subsidiary or an employee benefit plan of the company or a subsidiary, (iii) acquisitions as a result of stock dividends, splits or similar transactions, (iv) a reduction in the number of shares outstanding pursuant to a board-approved transaction, or (v) acquisitions where the board of directors determines that beneficial ownership was acquired in good faith and the person promptly divests a number of shares necessary to reduce his beneficial ownership below 35%;
•	all or substantially all of the company’s assets are sold to another entity, or the company is merged or consolidated into or with another entity (other than a subsidiary of the company), with the result that upon the conclusion of the transaction the company’s shareholders immediately prior to the transaction will beneficially own less than 60% of the voting power of the surviving entity;

•	a majority of the board of directors are not directors who were (i) members of the board of directors on the effective date of the Change of Control Plan or (ii) nominated for election or elected to the board of directors by at least 2/3 of the directors who were members of the board of directors on the effective date of the Change of Control Plan plus previously qualified successors serving as directors at the time of such nomination or election; or

•	approval by the company’s shareholders of a complete liquidation or dissolution of the company.

For purposes of the Change of Control Plan, the protection period includes:

•	the period beginning on the date of the change of control and continuing until the second anniversary thereof; and

•	the six-month period prior to the date of the change of control if an executive is terminated without Cause or terminates for Good Reason and, in either case, the termination (i) was requested by the third party that effectuates the change of control, or (ii) occurs in connection with the change of control.

The Change of Control Plan includes a one-year covenant not to compete with respect to the trade or business of the successor entity. The Change of Control Plan also includes, for all executives, non-disclosure covenants that do not expire, certain trade secret protections, two year non-solicitation covenants and non-disparagement covenants that do not expire. Payments under the Change of Control Plan are subject to the execution by the executive of a general release of the company.

Breach of the release or of any covenant may result in the forfeiture of any payments or benefits that the executive is entitled to under the Change of Control Plan.

Pursuant to the Change of Control Plan, the only event that triggers cash payments and the provision of other benefits is a change of control followed by the termination of an executive’s employment, other than for death, disability or for Cause or voluntary resignation other than for Good Reason, within the protection period. In addition, any undistributed amounts under the company’s deferred compensation plan will be distributed upon a change of control.

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EXECUTIVE COMPENSATION

Payments Made Upon Death or Disability, Retirement or Change of Control

If a Named Executive dies, becomes permanently disabled or retires (at age 65 or after) he is generally entitled to the following items:

•	immediate vesting in all unvested stock options, of which currently there are none;

•	in the cases of death or disability, immediate vesting in the 2017 performance-contingent restricted stock award at target amount;

•	in the case of retirement, for the 2017 award of performance- contingent restricted stock, at the normal vesting date a prorated award based upon the retirement date and actual performance (for purposes of the calculations that follow, if actual results are unknown, target values are used); and

•	in the event of a change of control, for equity awards granted prior to 2015 that are reflected in the table below, awards immediately vest at the target level (whether or not the Named Executive is terminated), provided that as to TSR-Based Awards, if 12 months of the
Performance Period have been completed, vesting is determined based on the total shareholder return as of the date of the change of control without application of the fourth quarter averaging.

Beginning in 2015, all equity awards granted under the Omnibus Plan include a double-trigger vesting mechanism upon a change of control.

Amounts shown in the table below represent estimated amounts payable (or realizable) by the company to each Named Executive upon death, disability, or retirement, a change of control without termination or termination in connection with a change of control. Amounts shown in the tables below are the estimated payment amounts assuming that the triggering event occurred on December 28, 2018, the last business day of fiscal 2018. Values in the tables for equity- based awards are calculated using the closing market price of $18.29 of the company’s common stock on December 28, 2018.

Name	Death/ Disability ($)	Retirement ($)	Change of Control Without Termination ($)	Termination Following Change of Control(1) ($)
Allen L. Shiver
Cash Severance	—	—	—	6,300,000
Equity Payout	3,748,718	4,273,539	—	4,367,257
Other Benefits(2)	—	—	—	52,656
TOTAL	3,748,718	4,273,539	—	10,719,913
R. Steve Kinsey
Cash Severance	—	—	—	2,070,000
Equity Payout	758,303	864,466	—	883,423
Other Benefits(2)	—	—	—	46,530
TOTAL	758,303	864,466	—	2,999,953
Bradley K. Alexander
Cash Severance	—	—	—	1,836,000
Equity Payout	758,303	864,466	—	883,423
Other Benefits(2)	—	—	—	46,530
TOTAL	758,303	864,466	—	2,765,953
Stephen R. Avera
Cash Severance	—	—	—	1,649,000
Equity Payout	573,209	653,458	—	667,788
Other Benefits(2)	—	—	—	50,394
TOTAL	573,209	653,458	—	2,367,182
D. Keith Wheeler
Cash Severance	—	—	—	1,558,118
Equity Payout	508,462	579,647	—	592,358
Other Benefits(2)	—	—	—	43,371
TOTAL	508,462	579,647	—	2,193,847
(1)	In addition to amounts payable under the Change of Control Plan, each Named Executive is entitled to his pro rata share of any award earned under the Omnibus Plan in the year of termination.

(2)

Other Benefits includes the estimated cost of outplacement services and a lump sum amount equal to 18 months of continued health and welfare benefits in accordance with the terms of the Change of Control Plan.

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EXECUTIVE COMPENSATION

COMPENSATION DETERMINATIONS RELATED TO THE MANAGEMENT TRANSITION

In connection with Mr. Shiver’s retirement, on February 15, 2019, the board of directors elected A. Ryals McMullian to serve as the company’s president and chief executive officer, effective as of the 2019 annual meeting of shareholders. Effective at that time, the board of directors has approved the following changes to Mr. McMullian’s compensation as a result of his promotion: (i) Mr. McMullian’s annual base salary will increase to $700,000; (ii) Mr. McMullian’s target bonus percentage under the company’s 2019 annual executive bonus plan will be 100% of his base salary; and (iii) in combination with grants already made, Mr. McMullian’s target award opportunity under the 2019 long term incentive program under the Omnibus Plan will be increased to a value of approximately $1.6 million. In addition, Mr. McMullian will be entitled to receive on the date of the 2019 annual meeting of shareholders a one-time award of time-based restricted stock pursuant to the Omnibus Plan in the amount of $1,000,000, vesting 100% on the fourth anniversary of the date of grant, provided that Mr. McMullian remains employed by the company during this period.

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AUDIT COMMITTEE REPORT

The audit committee oversees, among other things, the accounting and financial reporting processes of the company, the audit of the company’s consolidated financial statements, the company’s compliance with legal and regulatory requirements, the effectiveness of the company’s internal control over financial reporting, the qualifications, independence and performance of the company’s independent registered public accounting firm and the performance of the company’s internal auditors.

The audit committee operates under a written charter adopted by the board of directors. It is available on the company’s website at https://www.flowersfoods.com/Global/Content/ CorpGovernance/Documents/Flower The charter, which was last amended effective August 17, 2018, is reviewed at least annually by the audit committee and is amended by the board of directors, as appropriate, to reflect the evolving role of the audit committee.

In 2018, the audit committee held nine meetings. Meeting agendas are established by the chair of the audit committee, in consultation with the other committee members, the independent auditors and the appropriate officers of the company. The audit committee’s meetings include, whenever appropriate, executive sessions in which the audit committee meets as a committee and also separately with management, the internal auditors and the independent auditors.

During 2018, the audit committee fulfilled its duties and responsibilities as outlined in the charter. Among other things, the audit committee:

•	Met with the senior members of the company’s financial management team at each regularly scheduled meeting;

•	Reviewed and discussed with management and the independent auditors the company’s earnings and other financial press releases and annual and quarterly reports on Form 10-K and Form 10-Q prior to filing with the SEC;

•	Received periodic updates from management regarding management’s process to assess the adequacy of the company’s internal control over financial reporting and management’s assessment of the effectiveness of the company’s internal control over financial reporting;

•	Reviewed and discussed with management, the internal auditors and the independent auditors management’s assessment of the effectiveness of the company’s internal control over financial reporting and the independent auditors’ opinion about the effectiveness of the company’s internal control over financial reporting;

•	Reviewed and discussed with management, the internal auditors and the independent auditors, as appropriate, the plans for, and the scope of, the company’s annual audit and other examinations;

•	Met in periodic executive sessions with certain members of management, the internal auditors and the independent auditors to discuss the results of their examinations, their assessments of the company’s internal control over financial reporting and the overall integrity of the company’s financial statements;

•	Reviewed and discussed with management the company’s major financial risk exposures, including risks related to information technology and cybersecurity, the steps management has taken to monitor and control these exposures, and the company’s enterprise risk management activities generally;

•	Reviewed and discussed with management, the chief financial officer, the internal auditors and the independent auditors the company’s performance with respect to legal, regulatory and ethical compliance programs, including the overall adequacy and effectiveness of the company’s code of business conduct and ethics;

•	Reviewed and discussed with management and the independent auditors the company’s legal affairs, including, among other things, ongoing litigation and the U.S. Department of Labor’s compliance review under the Fair Labor Standards Act;

•	Reviewed and discussed with management reports and disclosures of insider and related- party transactions;

•	Conducted a full-day audit committee member education event, which was led by outside experts, covering topics such as information technology and cybersecurity, corporate governance, the current regulatory environment, internal audit and the impact of company culture on internal controls and financial reporting;

•	Reviewed and evaluated the performance of the company’s independent registered public accounting firm based on the audit quality, performance, compensation and independence of PricewaterhouseCoopers LLP (“PwC”); and

•	Received regular updates from management regarding Project Centennial.

2018 Audited Financial Statements

The audit committee has reviewed and discussed the company’s audited consolidated financial statements for the fiscal year ended December 29, 2018 with the company’s management and PwC, the company’s independent registered public accounting firm for the fiscal year ended December 29, 2018. Management represented to the audit committee that the company’s audited consolidated financial statements were prepared in accordance with GAAP. The audit committee has reviewed and discussed with management, the internal auditors and PwC the results of their examinations and their assessments of the company’s internal control over financial reporting and discussed with senior officers of the company the processes undertaken to evaluate the accuracy and fair presentation of the company’s financial statements and the effectiveness of the company’s system of disclosure controls and procedures. The audit committee has also discussed with PwC the matters required to be discussed by the Auditing Standard No. 1301, “Communications with Audit Committees,” issued by the Public Company Accounting Oversight Board (“PCAOB”), including the auditors’ evaluation of the quality of the company’s financial reporting.

Based on the reviews and discussions referred to above, the audit committee recommended to the board of directors that the company’s audited consolidated financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2018 for filing with the SEC.

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AUDIT COMMITTEE REPORT

Independent Auditor Selection and Evaluation

In 2018, the audit committee discussed the continued retention of PwC as our independent registered public accounting firm; evaluated the quality of the annual audit; and, the performance of the audit engagement partner. Noting the long tenure of 50 years that PwC has audited the company’s consolidated financial statements, the audit committee:

•	Carefully considered PwC’s controls and policies for maintaining independence. including receiving and reviewing the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding PwC’s communications with the audit committee concerning independence, and discussing with PwC their independence.

•	Evaluated the institutional knowledge that is gained from the continued retention of PwC;

•	Monitored and restricted the scope of non-audit services provided by PwC to the company including having a pre-approval process for engagement all non-audit work;

•	Evaluated compliance with the company’s hiring policies to not hire resources from PwC;

•	Provided oversight to PwC by meeting eight times throughout the year, including executive sessions;

•	Received a report from PwC regarding its internal evaluation of audit quality;
•	Reviewed and discussed the quality of the audit with management and the internal auditors;

•	Monitored Public Company Accounting Oversight Board reports and peer reviews; and

•	Evaluated the performance of the audit engagement partner, considering the overall quality of the planning, execution and communication of results of the audit, timeliness of the audit and service commitments and the fee structure for the services provided. The independent auditor rotates the audit engagement partner every five years. In 2018, the audit committee, working together with PwC and management, selected a new audit engagement partner.

Based on the reviews and discussions referred to above, the audit committee recommended to the board of directors the continued retention of PwC as the company’s independent registered public accounting firm.

The Audit Committee of the Board of Directors:

James T. Spear, Chair

Rhonda Gass

Margaret G. Lewis

C. Martin Wood III

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OVERVIEW OF PROPOSALS

This proxy statement contains four proposals requiring shareholder action. Proposal I proposes the election of eight director-nominees to the board of directors. Proposal II requests an advisory vote on the compensation of the Named Executives. Proposal III requests the ratification of the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for the fiscal year ending December 28, 2019. Proposal IV concerns a shareholder proposal regarding the elimination of supermajority vote requirements, if properly presented at the annual meeting. Each of the proposals is discussed in more detail below.

PROPOSAL I	ELECTION OF DIRECTORS

Background information concerning each of our director-nominees is provided above under the section entitled “Directors and Corporate Governance.” On October 10, 2018, Mr. Shields, who had served as a member of the board of directors since 2001, died unexpectedly. In addition, Mr. McMullian, who has served as a member of the board of directors since 2001, and Mr. Shiver, who has served as a member of the board of directors since 2013, have not been nominated for reelection. The terms for each of Messrs. McMullian and Shiver will expire upon their retirement effective at the 2019 annual meeting of shareholders. Pursuant to the company’s amended and restated bylaws and resolutions adopted by the board of directors, the size of the board of directors will be set at eight immediately following the 2019 annual meeting of shareholders.

The following nominees are proposed for election as directors to serve until the 2020 annual shareholder meeting:

•	George E. Deese

•	Rhonda Gass

•	Benjamin H. Griswold, IV
•	Margaret G. Lewis

•	David V. Singer

•	James T. Spear

•	Melvin T. Stith, Ph.D.

•	C. Martin Wood III

Unless instructed otherwise, the proxies will be voted for the election of the director- nominees named above to serve for the terms indicated or until their successors are elected and have been duly qualified. If any nominee is unable to serve, proxies may be voted for a substitute nominee selected by the board of directors. However, the board of directors has no reason to believe that any nominee will not be able to serve if elected.

Vote Required

Each of the eight nominees for director who receive a majority of the votes cast at the meeting in person or by proxy will be elected (meaning the number of shares voted “for” a director-nominee must exceed the number of shares voted “against” that director-nominee), subject to the board of directors’ existing policy regarding resignations by directors who do not receive a majority of “for” votes, which is described in our corporate governance guidelines.

Recommendation of the Board

Your board of directors unanimously recommends that you vote “FOR” each of the above-named director-nominees.

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PROPOSAL II	ADVISORY VOTE ON EXECUTIVE

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and Section 14A of the Exchange Act provide shareholders with the right to cast an advisory (non-binding) vote to approve the compensation of the Named Executives as disclosed pursuant to the compensation disclosure rules of the SEC. This proposal is commonly known as the “say-on-pay” vote.

At our 2018 annual meeting of shareholders, more than 98% of the shares voted were cast in support of the company’s executive compensation program.

As described in the Compensation Discussion and Analysis section of this proxy statement, the compensation committee evaluates both performance and compensation to ensure that the company maintains its ability to attract and retain the most qualified executives while motivating high company performance.

Highlights of our executive compensation program, as described in the Compensation Discussion and Analysis section of this proxy statement, include:

•	pay opportunities that are:

—	appropriate to the size of the company when compared to peer companies; and

—	heavily performance-based using multiple internal and stock-based performance measures;

•	disclosure of the financial performance drivers used in our incentives, in numeric terms;

•	a long-term incentives program:

—

that is entirely performance-based and aligned with shareholder interests through links to stock performance and measurement of our return on invested capital performance versus our cost of capital; and

—	whose payout potentials are capped at conservative levels;

•	a clawback provision that allows for recoupment of incentives in certain situations;

•	double-trigger equity vesting upon a change of control;

•	no backdating or repricing of stock options;

•	stock ownership guidelines for executives and directors;

•	no perquisites; and

•	no employment contracts.

The say-on-pay vote gives our shareholders the opportunity to express their views on the compensation of our Named Executives. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executives and the compensation philosophy, policies and practices described in this proxy statement. Accordingly, we are asking shareholders to approve the following resolution:

“RESOLVED, that the shareholders approve the compensation of the company’s Named Executives, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, compensation tables and any related material disclosed in this proxy statement.”

Because this vote is advisory, it will not be binding on the compensation committee, the board of directors or the company. However, the compensation committee and the board of directors value the opinions of the company’s shareholders and will take into account the outcome of the vote when considering future compensation arrangements for the Named Executives.

Vote Required

Proposal II requires the affirmative vote of the holders of a majority of the shares of our common stock present at the annual meeting in person or by proxy.

Recommendation of the Board

Your board of directors unanimously recommends that you vote “FOR” Proposal II.

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PROPOSAL III	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee and board of directors have appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2019. The board of directors recommends that this appointment be ratified.

Representatives of PricewaterhouseCoopers LLP will be present at the 2019 annual meeting of shareholders and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

We have been advised by PricewaterhouseCoopers LLP that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the company or its subsidiaries.

If the shareholders of the company do not ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2019, the audit committee will reconsider the appointment.

Fiscal 2018 and Fiscal 2017 Audit Firm Fee Summary

During fiscal 2018 and fiscal 2017, we retained our principal accountant, PricewaterhouseCoopers LLP, to provide services in the following categories and amounts:

Audit Fees. Fees for audit services totaled approximately $3,487,000 in 2018 and $3,036,000 in 2017, including fees associated with annual audits, the reviews of our Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K in both years.

Audit Related Fees. Fees for audit related services totaled approximately $155,000 in 2018 and $199,000 in 2017. Audit related services principally include services related to audits of certain employee benefit plans and accounting consultations.

Tax Fees. Fees for tax services, including tax compliance, tax advice and tax planning, totaled approximately $712,000 in 2018 and $524,000 in 2017.

All Other Fees. Fees for all other services not described above totaled approximately $2,000 in 2018 and $2,000 in 2017, related to a software licensing agreement in both years.

All non-audit services were reviewed by the audit committee, which concluded that the provision of such services by PricewaterhouseCoopers LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing function. On an ongoing basis all audit and permissible non-audit services provided by PricewaterhouseCoopers LLP are pre-approved by the audit committee on a case-by-case basis.

Vote Required

Proposal III requires the affirmative vote of the holders of a majority of the shares of our common stock present at the annual meeting in person or by proxy.

Recommendation of the Board

Your board of directors unanimously recommends that you vote “FOR” Proposal III.

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SHAREHOLDER PROPOSAL

We periodically receive suggestions from our shareholders, some as formal shareholder proposals. We give careful consideration to all suggestions, and assess whether they promote the best long-term interests of the company and its shareholders.

We expect Proposal IV to be presented by a shareholder at the 2019 annual meeting of shareholders. Following SEC rules and regulations, we are reprinting the proposals and supporting statements as they were submitted to us, other than minor formatting changes. We take no responsibility for them. On request to the company’s Investor Relations Department at the address listed under “Questions and Answers about the Annual Meeting and Voting — How can I obtain an Annual Report on Form 10-K,” we will provide information about the sponsors’ shareholdings, as well as the names, addresses and shareholdings of any co-sponsors. Approval of this proposal requires the affirmative vote of the holders of a majority of the shares of our common stock present at the meeting in person or by proxy.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST” PROPOSAL IV FOR THE REASONS WE GIVE AFTER THE PROPOSAL.

48    FLOWERS FOODS, INC. - 2019 Proxy Statement

PROPOSAL IV	ELIMINATION OF SUPERMAJORITY VOTE REQUIREMENTS

RESOLVED: Shareholders of Flowers Foods Inc., (the “Company”) request that our Board take the steps necessary to replace each voting requirement in our charter and by-laws that call for a greater than simple majority vote with a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws. If necessary this means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws.

Supporting Statement

Currently, our charter and by-laws include supermajority vote provisions requiring approval by two-thirds of outstanding shares.

Supermajority voting requirements have been identified as one of six entrenching mechanisms that are negatively related to company performance, according to What Matters in Corporate Governance by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School. (https://ssrn.com/abstract=593423). Supermajority requirements can be used to block initiatives supported by most shareowners, but opposed by a status quo management.

In the case of the Company, this concern is compounded by the fact that as of November 2018, three former executives of the Company or its predecessor, Flowers Industries Inc., as well as a former executive of a former majority-owned subsidiary of Flowers Industries, sit on the Board; two of these directors serve on the Audit Committee. We also note that two directors each have over 40 years of Board service at the Company and its predecessor, Flowers Industries.

We believe that it is important to institute simple majority voting at the Company in order to enable effective stockholder oversight of our Company.

Board of Directors Statement in Opposition of Proposal IV

The board of directors has thoughtfully considered and periodically re-evaluates the company’s voting standards to ensure that they continue to be in the best interests of the company and its shareholders. The company already has in place a “simple majority” voting standard for most voting items. For example, the company may submit to a vote of the shareholders certain proposals that will be approved with the affirmative vote of the holders of a majority of the shares of our common stock present at the meeting in person or by proxy.

For a limited number of extraordinary matters, however, our restated articles of incorporation and amended and restated bylaws (collectively, our “Charter Documents”) apply a standard higher than a simple majority vote for an item to pass. The board of directors believes that extraordinary transactions and fundamental changes to corporate governance that have potentially long-lasting impacts on our company should have the support of a broad consensus of the company’s shareholders, rather than just a simple majority. In this regard, the board of directors, after careful review of this topic, continues to believe that the company’s current voting standards are appropriate and help ensure that the interests of all shareholders are fully protected.

Without our supermajority voting provisions, it would be possible for a group of shareholders, who may own their shares only as of a voting record date or may have hedged their economic exposure, and who are not bound by a fiduciary duty to act in the best interests of the company and all shareholders. In particular, those shareholders could amend our Charter Documents, remove directors or take certain actions by written consent or at a special meeting for reasons that may not be in the best long-term interests of the company and all shareholders. In addition, if our existing voting standard applied to all matters, then in a situation with low voter turnout, it would be possible for some fundamental governance actions to be taken by holders of less than half of our outstanding shares. Our targeted supermajority vote requirements, which are limited to a small number of critical matters, are intended to avoid that result and help preserve and maximize long-term shareholder value.

We are committed to a corporate governance structure that promotes shareholder rights and accountability. We also have a track record of extensive shareholder engagement, with continuing outreach to and dialogue with our investors on a broad range of issues, including corporate governance matters. In addition, the board of directors has a history of regularly reviewing and proactively embracing shareholder feedback and appropriate corporate governance practices, with a view toward ensuring that our practices continue to serve the best interests of the company and all of its shareholders.

We understand that voting standards are a topic of interest to some shareholders and a topic about which perspectives vary. Notwithstanding, the board of directors believes that the company’s current corporate governance principles and practices—of which the supermajority vote requirements are only one part—are optimal for the company and all shareholders and serve to protect and maximize long-term value for all shareholders.

Recommendation of the Board

Your board of directors unanimously recommends that you vote “AGAINST” Proposal IV.

FLOWERS FOODS, INC. - 2019 Proxy Statement    49

2020 SHAREHOLDER PROPOSALS

In order to properly submit a proposal for inclusion in the proxy statement for the 2020 annual meeting of shareholders, you must follow the procedures outlined in Rule 14a-8 of the Exchange Act. To be eligible for inclusion, we must receive your shareholder proposal at our principal corporate offices in Thomasville, Georgia as set forth below no later than December 11, 2019.

If you wish to present a proposal before the 2020 annual meeting of shareholders, but do not wish to have the proposal considered for inclusion in the proxy statement and proxy card, you must follow the procedures outlined in our amended and restated bylaws. We must receive your shareholder proposal at the address noted below no earlier than January 24, 2020 and no later than February 23, 2020. If your proposal is not properly brought before the 2020 annual meeting of shareholders in accordance with our amended and restated bylaws, the chairman of the board of directors may declare such proposal not properly brought before the 2020 annual meeting of shareholders, and it will not be acted upon.

Any proposals or notices should be sent to:

Stephen R. Avera

Chief Legal Counsel

Flowers Foods, Inc.

1919 Flowers Circle

Thomasville, Georgia 31757

50    FLOWERS FOODS, INC. - 2019 Proxy Statement

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS

Under the rules of the SEC, the company is permitted to use a method of delivery, often referred to as “householding.” Householding permits the company to mail a single set of proxy materials to any household in which two or more different shareholders reside and are members of the same household or in which one shareholder has multiple accounts. The company did not household materials for the 2019 annual meeting of shareholders. If the company households materials for future meetings, then only one copy of the company’s annual report and proxy statement will be sent to multiple shareholders of the company who share the same address and last name, unless the company has received contrary instructions from one or more of those shareholders. In addition, the company has been notified that certain intermediaries (i.e., banks, brokers or other nominees) will household proxy materials for the 2019 annual meeting of shareholders. For voting purposes, a separate proxy card will be included for each account at the shared address. The company will deliver promptly, upon oral or written request, a separate copy of the annual report and proxy statement to any shareholder at the same address. If you wish to receive a separate copy of the annual report and proxy statement, you may contact the company’s Investor Relations Department (a) by mail at 1919 Flowers Circle, Thomasville, GA 31757, (b) by telephone at (229) 226-9110, or (c) by e-mail at lhay@flowersfoods.com. You may also contact your bank, broker or other nominee to make a similar request. Shareholders sharing an address who now receive multiple copies of the company’s annual report and proxy statement may request delivery of a single copy by contacting the company as indicated above, or by contacting their bank, broker or other nominee, provided the broker, bank or other nominee has elected to household proxy materials.

FLOWERS FOODS, INC. - 2019 Proxy Statement    51

ANNEX A (NON-GAAP FINANCIAL MEASURES)

Information Regarding Non-GAAP Financial Measures

The company prepares its consolidated financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”). However, from time to time, the company may present in its public statements, press releases and filings with the Securities and Exchange Commission, non-GAAP financial measures such as EBITDA, adjusted EBITDA, adjusted EBITDA margin and adjusted net income per diluted common share to measure the performance of the company and its operating divisions (collectively, the “Non-GAAP Measures”). EBITDA is used as the primary performance measure in the company’s annual executive bonus plan. The company defines EBITDA as earnings from continuing operations before interest, income taxes, depreciation, amortization and income attributable to non-controlling interest. The company believes that EBITDA is a useful tool for managing the operations of its business and is an indicator of the company’s ability to incur and service indebtedness and generate free cash flow. Furthermore, pursuant to the terms of our credit facility, EBITDA is used to determine the company’s compliance with certain financial covenants. The company also believes that EBITDA measures are commonly reported and widely used by investors and other interested parties as measures of a company’s operating performance and debt servicing ability because EBITDA measures assist in comparing performance on a consistent basis without regard to depreciation or amortization, which can vary significantly depending upon accounting methods and non-operating factors (such as historical cost). EBITDA is also a widely-accepted financial indicator of a company’s ability to incur and service indebtedness

The company defines adjusted EBITDA, adjusted EBITDA margin and adjusted net income per diluted share, respectively, to exclude additional costs that we consider important to present to investors. These costs include, but are not limited to, the costs of closing a plant or costs associated with acquisition-related activities, certain impairment charges, legal settlements and other non-recurring expenses. We believe that financial information excluding certain transactions not considered to be part of the ongoing business improves the comparability of earnings results. We believe investors will be able to better understand our earnings results if these transactions are excluded from the results.

These Non-GAAP Measures are measures of performance not defined by GAAP and should be considered in addition to, not in lieu of, GAAP reported measures. These Non-GAAP Measures should not be considered an alternative to (a) income from operations or net income (loss) as a measure of operating performance; (b) cash flows provided by operating, investing and financing activities (as determined in accordance with GAAP) as a measure of the company’s ability to meet its cash needs; or (c) any other indicator of performance or liquidity that has been determined in accordance with GAAP. Our method of calculating these Non-GAAP Measures may differ from the methods used by other companies, and, accordingly, may not be comparable to similarly titled measures used by other companies. The reconciliations below provide a reconciliation of the Non-GAAP Measures used in this proxy statement to the most comparable GAAP financial measure.

Net Income to Adjusted EBITDA

(Dollars in Thousands)	2018
Net income	$157,160
Income tax expense	$40,001
Interest expense, net	$7,931
Depreciation and amortization	$144,124

EBITDA	$349,216
Restructuring and related impairment charges	$9,767
Pension plan settlement loss	$7,781
Loss on inferior ingredients	$3,212
Project Centennial consulting costs	$9,723
Legal settlements	$21,452
Acquisition-related costs	$4,476
Non-restructuring impairment costs	$3,516
Multi-employer pension plan withdrawal costs	$2,322

Adjusted EBITDA	$411,465
MARGIN	10.4%

A-1    FLOWERS FOODS, INC. - 2019 Proxy Statement

ANNEX A (NON-GAAP FINANCIAL MEASURES)

Net Income Per Diluted Common Share to Adjusted Net Income Per Diluted Common Share

2018
Earnings per diluted common share	$0.74
Restructuring and related impairment charges	$0.03
Pension plan settlement loss	$0.03
Loss on inferior ingredients	$0.01
Project Centennial consulting costs	$0.03
Legal settlements	$0.08
Acquisition-related costs	$0.02
Non-restructuring impairment costs	$0.01
Multi-employer pension plan withdrawal costs	$0.01
Impact of the Tax Cuts and Jobs Act	$(0.03)
Adjusted earnings per diluted share	$0.94

Certain amounts may not compute due to rounding.

Net Income to Adjusted Net Income

(Dollars in Thousands)	2018
Net income	$157,160
Restructuring and related impairment charges	$7,301
Pension plan settlement loss	$5,816
Loss on inferior ingredients	$2,401
Project Centennial consulting costs	$7,268
Legal settlements	$16,035
Acquisition-related costs	$3,346
Non-restructuring impairment costs	$2,628
Multi-employer pension plan withdrawal costs	$1,736
Impact of the Tax Cuts and Jobs Act	$(5,575)
Adjusted net income	$198,116

FLOWERS FOODS, INC. - 2019 Proxy Statement    A-2

         FLOWERS FOODS, INC.

         SHAREHOLDER RELATIONS DEPT.

         1919 FLOWERS CIRCLE

         THOMASVILLE, GA 31757

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 22, 2019 (May 21, 2019 for 401(k) plan participants). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Flowers Foods, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote by the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 22, 2019 (May 21, 2019 for 401(k) plan participants). Have your proxy card in hand when you call and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Flowers Foods, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E67920-P17204	KEEP THIS PORTION FOR YOUR RECORDS
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

FLOWERS FOODS, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL THE DIRECTOR-NOMINEES:

1.	To elect as directors of the company the eight nominees identified in the proxy statement, each to serve for a term of one year:		For	Against	Abstain

	1a.	George E. Deese	☐	☐	☐

	1b.	Rhonda Gass	☐	☐	☐

	1c.	Benjamin H. Griswold, IV	☐	☐	☐

	1d.	Margaret G. Lewis	☐	☐	☐

	1e.	David V. Singer	☐	☐	☐

	1f.	James T. Spear	☐	☐	☐

	1g.	Melvin T. Stith, Ph.D.	☐	☐	☐

	1h.	C. Martin Wood III	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSALS:		For	Against	Abstain

2.	To approve by advisory vote the compensation of the company’s named executive officers;	☐	☐	☐

3.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for Flowers Foods, Inc. for the fiscal year ending December 28, 2019; and	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE FOLLOWING PROPOSAL:		For	Against	Abstain

4.	A shareholder proposal regarding the elimination of supermajority vote requirements, if properly presented at the annual meeting.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote on any other matters that may properly come before the annual meeting or any adjournment or postponement thereof.

Please date this Proxy and sign it exactly as your name or names appear(s) on the stock certificates or on a label affixed hereto. When shares are held jointly, EACH joint owner should sign. When signing as attorney, executor, administrator, trustee, guardian, corporate officer, etc., give full title as such. If shares are held by a corporation, please sign in full the corporate name by its president or other authorized officer. If shares are held by a partnership, please sign in the partnership name by an authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

FLOWERS FOODS, INC.

Dear Shareholder,

Please take note of the important information enclosed with this Proxy. Your vote is important, and we encourage you to exercise your right to vote these shares. Please mark the boxes on the reverse side of this proxy card to indicate your vote. Then sign the card and return it in the enclosed postage-paid envelope, or follow the instructions on the reverse side of this proxy card for Internet or telephone voting. Your vote must be received prior to the Annual Meeting of Shareholders on May 23, 2019.

If you are a participant in the Flowers Foods, Inc. 401(k) Retirement Savings Plan, you have the right to direct Great-West Trust Company, LLC, the Trustee of the 401(k) plan, how to vote the Flowers Foods, Inc. common shares allocated to the account. Any unvoted or unallocated shares will be voted by the Trustee in the same proportion on each proposal as the Trustee votes the shares of stock credited to the 401(k) plan participants’ accounts for which the Trustee receives voting directions from the 401(k) plan participants. The number of shares that are eligible to vote is based on the balance in the 401(k) plan on March 21, 2019, the record date for the Annual Meeting. Because all of the shares in the 401(k) plan are registered in the name of Great-West Trust Company, LLC, as Trustee, you will not be able to vote these shares in the 401(k) plan in person at the Annual Meeting on May 23, 2019.

If stock is owned directly in your own name as well as in the 401(k) plan, separate share totals are indicated on the reverse side of this voting instruction form. If you own stock indirectly through a bank or broker, as well as in the 401(k) plan, you will receive a separate voting instruction form from the bank or broker.

Thank you.
Flowers Foods, Inc.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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E67921-P17204

FLOWERS FOODS, INC.

1919 Flowers Circle

Thomasville, Georgia 31757

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 23, 2019

The undersigned hereby appoints Allen L. Shiver, R. Steve Kinsey and Stephen R. Avera as proxies, with power to act without the other, and with full power of substitution, and hereby authorizes them to represent and vote, as designated on the reverse side, all the shares of common stock of Flowers Foods, Inc. held of record on March 21, 2019, by the undersigned at the Annual Meeting of Shareholders to be held on May 23, 2019, and at any adjournment or postponement thereof. The above-named proxies of the undersigned are authorized to vote, in their discretion, upon such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.

If you are a participant in the Flowers Foods, Inc. 401(k) Retirement Savings Plan, you have the right to direct Great-West Trust Company, LLC, the Trustee of the 401(k) plan, how to vote the Flowers Foods, Inc. common shares allocated to the account. This proxy card also acts as a voting instruction form to provide voting directions to the Trustee.

The proxies will vote on the proposals set forth in the Notice of Annual Meeting and Proxy Statement as specified on the reverse side and are authorized to vote, in their discretion, on any other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS INDICATED ON THE REVERSE SIDE. IF NO INDICATION IS MADE, ANY EXECUTED PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL OF THE DIRECTOR-NOMINEES LISTED ON THE REVERSE SIDE, “FOR” PROPOSALS 2 AND 3 AND “AGAINST” PROPOSAL 4, AND IN THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

PLEASE VOTE, DATE AND SIGN ON THE REVERSE SIDE AND RETURN THE PROXY